As filed with the Securities and Exchange Commission on August     , 2011

Registration No. 333-174194

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VANGUARD ENERGY CORPORATION
(Exact name of registrant as specified in charter)

Colorado (State or other jurisdiction of incorporation)	1382 (Primary Standard Classi- fication Code Number)	27-2888719 (IRS Employer I.D. Number)

1330 Post Oak Blvd., Suite 1600
Houston, Texas 77056
(713) 627-2500
(Address and telephone number of principal executive offices)

Warren Dillard
1330 Post Oak Blvd., Suite 1600
Houston, Texas 77056
(713) 627-2500
(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:
William T. Hart Hart & Trinen, LLP 1624 Washington Street Denver, Colorado 80203 303-839-0061	Mark A. von Bergen Jason H. Barker Holland & Knight LLP 2300 U.S. Bancorp Tower 111 SW Fifth Avenue Portland, Oregon 97204 503-243-2300

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Securities to be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Units, each consisting of:(2)	8,050,000	$1.50	$12,075,000	$1,402

(i) one share of common stock; and	8,050,000	—	—	—

(ii) one Class A warrant to purchase one share of common stock; and	8,050,000	—	—	—

Representative's warrant(3)	700,000	—	—	—

Units issuable upon exercise of the representative's warrants, each unit consisting of:	700,000	$1.80	$1,260,000	$147

(i) one share of common stock; and	700,000	—	—	—

(ii) one Class A warrant to purchase one share of common stock(3)	700,000	—	—	—

Shares of common stock issuable upon exercise of the Class A warrants including the Class A warrants underlying the representative's warrant(2)	8,750,000	$2.25	$19,687,500	$2,286

TOTAL			$33,022,500	$3,835

(1)
Offering price computed in accordance with Rule 457(g).

(2)
Includes 1,050,000 units which would be issued, or issuable, upon exercise of the underwriter's overallotment option.

(3)
In connection with the sale of the units, the registrant will issue the representative of the underwriters a warrant to purchase up to 700,000 units.

           The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED                , 2011

PROSPECTUS

7,000,000 Units

Each unit consisting of one share of common stock and
one Class A warrant

        This is an initial public offering of units of Vanguard Energy Corporation. Each unit consists of one share of common stock and one Class A warrant. We expect that the units will be offered at a price within a range of $1.25 to $1.50 per unit. Each Class A warrant entitles its holder to purchase one share of common stock at an exercise price of $            [150% of the initial public offering price of the unit]. The Class A warrants are exercisable at any time after they become separately quotable and until their expiration on the fifth anniversary of the date of this prospectus. The Class A warrants will be redeemable at our option for $0.25 per warrant upon 30 days' prior written notice beginning six months after the date of this prospectus, provided that our common stock has closed at a price at least equal to 250% of the initial public offering price of the units for at least five consecutive trading days. Initially the common stock and the Class A warrant will only be quoted as part of a unit for a minimum of 30 days unless the representative of the underwriters determines that an earlier date is acceptable. No later than the 45th day following the date of this prospectus, the common stock and the warrants will be quoted separately, and the units will no longer be quoted.

        We will notify our security holders regarding the separation of our units through the issuance of a press release and publication of a report on Form 8-K in advance of the date our units separate and the common stock and the Class A warrants begin to be quoted separately.

        Prior to this offering, there has been no public market for our units, common stock or the Class A warrants. We anticipate that the units, common stock and the Class A warrants will be quoted on the OTC Bulletin Board. As of July 27, 2011, an application to have our securities quoted on the OTC Bulletin Board has been filed with FINRA.

        Investing in these units involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. We have not yet been profitable and have a history of losses. See "Risk Factors" on pages 6-16 for factors you should consider before buying our securities.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION ("SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Unit	Total

Initial public offering price	$	$

Underwriting discount(1)	$	$

Proceeds to us, before expenses	$	$

(1)
For a description of the compensation to be received by the underwriters in addition to the underwriting discount, see the "Underwriting," section of this prospectus.

        To the extent the underwriters sell more than 7,000,000 units, the underwriters have the option to purchase up to an additional 1,050,000 units at the initial public offering price, less the underwriting discount, for up to 45 days from the date of this prospectus.

        We have also agreed to pay Paulson Investment Company, Inc., the representative of the underwriters of this offering, a non-accountable expense allowance equal to 3% of the total public offering price for the units offered by this prospectus and to issue to Paulson a warrant to purchase 700,000 units identical to the units offered by this prospectus, having an exercise price per unit equal to 120% of the unit public offering price. The representative's warrants will be exercisable at any time beginning one year after the effective date of the registration statement, of which this prospectus is part, and will expire on the fifth anniversary of the effective date.

PAULSON INVESTMENT COMPANY, INC.

The date of this Prospectus is                        , 2011.

        Until                                , 2011 (90 days after the commencement of this offering), all dealers that buy, sell or trade our units, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the units offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

        The information in this prospectus may only be accurate as of the date appearing on the cover page of this prospectus, regardless of the time this prospectus is delivered or our units are sold.

        Notice to California investors:    Each purchaser of securities in California must meet one of the following suitability standards: (1) liquid net worth (exclusive of home, home furnishings and automobiles) of at least $250,000, plus annual gross income of at least $65,000; or (2) liquid net worth (exclusive of home, home furnishings and automobiles) of at least $500,000, regardless of annual gross income; (3) liquid net worth (inclusive of home, home furnishings and automobiles) of at least $1,000,000, regardless of annual gross income; or (4) annual gross income of at least $200,000.

        Notice to Oregon investors:    Each purchaser of securities in Oregon must meet one of the following suitability standards: (1) a minimum annual gross income of $100,000 and a minimum net worth of $100,000 exclusive of automobile, home, and home furnishings; or (2) a minimum net worth of $350,000, exclusive of automobile, home and home furnishings.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information you should consider before purchasing our units. Therefore, you should read the prospectus in its entirety, including the risk factors and the financial statements and related footnotes appearing elsewhere in this prospectus. References to "we," "us," "our," "Vanguard" or "the company" generally refer to Vanguard Energy Corporation, a Colorado corporation.

        See the "Glossary" section of this prospectus for the definition of terms pertaining to the oil industry which are used in this prospectus.

Vanguard Energy Corporation

        We are an early-stage independent energy company engaged in the acquisition and development of leases in or near established oil-producing areas. We plan to build our cash flow and oil reserves through a focused acquisition and development program by:

  •
  focusing our operations in the hydrocarbon-rich region of east Texas;

  •
  drilling in areas which have a high proportion of oil relative to natural gas;

  •
  lessening risk by concentrating on established areas with proven production; and

  •
  using new screening technology which prevents sand accumulation in the well bores and allows for the recovery of more oil from mature fields.

        Although we have been in operation for a relatively short period of time:

  •
  we have assembled a team, of officers and directors with extensive background in many aspects of the oil and gas business and considerable experience in East Texas where we have focused our operation;

  •
  we have raised approximately $5,000,000 in initial capital;

  •
  we have drilled and completed our first four oil wells and have identified drilling sites for ten additional wells on our leases in the Batson Dome Field;

  •
  during the six months ended March 31, 2011, gross revenues from our oil production were approximately $398,000, including $190,000 in March 2011; and

  •
  at March 31, 2011, the present value, discounted at 10%, of the estimated future net revenues of our estimates of proved oil reserves was approximately $17,825,475.

        With the net proceeds from this offering, we plan to continue the development of our leases in the Batson Dome Field. We also plan to acquire additional leases adjacent to the Batson Dome Field or in other areas of East Texas. We believe that, based on past field production, geology, and our actual experience with the oil wells on our Batson Dome leases, there is an opportunity for the drilling of a number of additional oil wells on our leases. We are continuing to add to our lease position at the field and are implementing a new 3-D seismic analysis of the entire area with the goal of gaining additional potential drilling prospects in the area.

        We were incorporated in Colorado in June 2010. Our executive offices are located at 1330 Post Oak Blvd., Suite 1600 Houston, Texas 77056. Our telephone number is (713) 627-2500 and our fax number is (713) 963-4663. Our website address is www.vanguardenergycorp.com. Information contained in and accessible through our website is not part of this prospectus. We conduct business in Texas through our wholly owned subsidiary VE Corporation.

The Offering

Securities offered	7,000,000 units. Each unit consists of one share of common stock and one Class A warrant.

The common stock and the Class A warrants will be quoted only as a unit for a minimum of 30 days and, in the discretion of the representative, up to 45 days following the date of this prospectus, after which the common stock and the Class A warrant will each be quoted separately, and the units will no longer be quoted. We will notify our security holders regarding the separation of our units through the issuance of a press release and publication of a report on Form 8-K in advance of the date our units separate and the common stock and the Class A warrants begin to be quoted separately.

Class A warrants

The Class A warrant included in the units will be exercisable at any time after they become quoted separately and until either they are redeemed or they expire in accordance with their terms on the fifth anniversary of the date of this prospectus. The exercise price of a Class A warrant is $                  (150% of the initial public offering price of the unit). Beginning six months after the date of this prospectus, the Class A warrants will be redeemable at our option for $0.25 per warrant upon 30 days' prior written notice, at any time after our common stock has closed at a price which is at least equal to 250% of the initial public offering price of the units for at least five consecutive trading days. The Class A warrants may only be redeemed if we have a current and effective registration statement available covering the exercise of the warrants.

Common stock outstanding after this offering	14,865,822 shares
Use of proceeds	Drill and complete oil wells and for general corporate purposes.

OTC Bulletin Board symbols for our units, common stock, and Class A warrants had not been issued as of July 25, 2011.

        The number of shares of common stock outstanding after this offering is based on 7,865,822 shares outstanding as of the date of this prospectus. This number assumes no exercise of the underwriters' over-allotment option and does not include shares of common stock that may become outstanding as a result of the exercise of warrants or the conversion of debt. See the section of this prospectus captioned "Shares Eligible for Future Sale" for more information.

 Summary Financial Data

        You should read the following with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and our financial statements and accompanying notes included elsewhere in this prospectus.

Statement of Operations Data	Six Months Ended March 31, 2011	Period from Inception (July 19, 2010) to September 30, 2010
Revenues	$397,915	$—
Operating expenses	(769,344)	(118,144)
Other expenses	(1,042,058)	—

Net income (loss)	$(1,413,487)	$(118,144)

	March 31, 2011
Balance Sheet Data	Actual	Pro Forma As Adjusted(1)
Cash and cash equivalents	$1,217,402	$9,138,902
Working capital	$1,096,717	$9,018,217
Total assets	$5,424,736	$13,346,236
Total liabilities	$5,105,278	$5,105,278
Stockholders' equity	$319,458	$8,240,958

(1)
Our pro forma as adjusted balance sheet at March 31, 2011 reflects proceeds received from the sale of 7,000,000 units in this offering by us at an initial public offering price of $1.35 per unit, after deducting the underwriting discount, the representative's non-accountable expense allowance, and the estimated offering expenses payable by us.

RISK FACTORS

        Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of our common stock. We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.

 Risks Relating to Vanguard

We have a limited operating history, we may never be profitable and have a history of losses.

        We have been in operation for less than a year. We have not been profitable to date and, as of the six months ended March 31, 2011, have incurred net losses of $1,413,487. The first well we drilled began producing in January 2011. We face all of the risks inherent in a new business, including:

  •
  the risk that we will be unable to implement our business plan, which is described in the "Business" section of this prospectus beginning on page 25, and achieve our expected financial results; and

  •
  the risk that, as a small business, we will be subject to market, environmental, regulatory and other developments that we cannot either foresee or control as well as larger or more established businesses.

There can be no assurance that we can implement our business plan, that our operations will ultimately generate a profit, or that the securities sold in this offering will have any value.

        If we have not made adequate allowances for the costs and risks associated with our expansion or if our systems, procedures or controls are not adequate to support our operations, our business could be harmed.

Since some of our officers plan to devote only a portion of their time to our business, our chances of being profitable will be less than if we had full-time management.

        As of the date of this prospectus, we have four officers. Three of these officers (Michael Fraim, Delton Drum and Steven Powers) are employed at other privately-held companies, and their other responsibilities could take precedence over their duties to us. The time Dr. Fraim intends to devote to our business, which we anticipate will be approximately 10% of his time, will be based upon our need for his services in the area of petroleum engineering. The time Mr. Drum plans to devote to our business, which we anticipate will be approximately 10% of his time, will primarily be based on the number of wells his company, C.F.O., Inc., operates for us. Steven Powers plans to devote approximately 40% of his time to our business. As explained in the section of this prospectus captioned "Related Party Transactions" C.F.O. Inc. has a 10% working interest in our leases in the Batson Dome Field. None of our other officers or directors are employed with any other company which has an interest in the Batson Dome Field.

Our drilling program in the Batson Dome Field relies heavily on preliminary drilling results from four wells.

        As of the date of this prospectus, we have successfully drilled and completed four wells which indicate the presence of proved reserves in the Batson Dome Field. There is no assurance that the additional wells we plan to drill in this field will encounter commercially productive reserves. Our future performance over the next twelve months will be affected by the results of our drilling in the Batson Dome Field.

Our lack of diversification will increase the risk of an investment in our securities.

        Our current focus involves a limited number of acres in the Batson Dome Field. In the past, some wells drilled in the Batson Dome Field have experienced problems due to sand and water incursions. Although we use new screening technology which prevents sand accumulation in the well bores and allows for the recovery of more oil from mature fields, larger companies have the ability to manage their risk by diversification. However, we currently lack diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting our industry or the region in which we operate than we would if our business was more diversified.

We may be unable to pay our outstanding convertible notes.

        In November and December 2010, we sold convertible notes in the principal amount of $3,400,000. The notes bear interest at 8% per year and mature on October 31, 2012. The notes are secured by the oil and gas leases acquired, and any oil or gas wells drilled on the leases, with the proceeds from the sale of the notes. If our drilling program is not successful, or we are unable to raise additional capital, we will be unable to make interest or principal payments on the notes.

Our failure to obtain capital may significantly restrict our proposed operations.

        We may need to raise more capital to expand our business. Future sources of capital may not be available to us when we need it or may be available only on unacceptable terms. We do not have any commitments or arrangements from any person to provide us with any additional capital.

        Any future sale of our equity securities would dilute the ownership of existing stockholders. Our inability to obtain the capital that we need may slow the implementation of or result in the failure of our business plan which, in turn, may result in the decline in the value of our securities, if not a total loss to investors. There can be no assurance that we will be able to obtain any capital which we will need.

The loss of any of our executive officers could adversely affect our business.

        We depend to a large extent on the efforts and continued employment of our executive officers and the loss of the services of any of our executive officers could adversely affect our business. We do not carry keyman life insurance on any of our executive officers.

Rapid growth may place significant demands on our resources.

        We anticipate expansion of our operations. If achieved, our anticipated future growth will place a significant demand on our managerial, operational and financial resources due to:

  •
  the need to manage relationships with various strategic partners and other third parties;

  •
  difficulties in hiring and retaining skilled personnel necessary to support our business;

  •
  the need to train and manage new employees; and

  •
  pressures for the continued development of our financial and information management systems.

Actions of joint venture partners could negatively impact our performance.

        We may enter into joint venture arrangements with third parties in the future whereby the third party will acquire portions of our leasehold interests in prospective wells. Such arrangements may involve risks not otherwise present with a leasehold interest solely owned and operated by us, including, for example, the following possibilities: our venture partner might become bankrupt; the venture partner may at any time have economic or business interests or goals which are, or which become, inconsistent with our business interests or goals; such venture partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; we may incur liabilities as a result of an action taken by such venture partner; or disputes between us and a venture partner may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business.

Risks Relating to the Oil and Gas Industry

A substantial decrease in oil prices would have a material impact on us.

        Our future financial condition and results of operations are affected by the prices we receive for our oil production. Oil prices historically have been volatile and likely will continue to be volatile in the future. This price volatility may also affect the prices of our securities. We cannot predict oil prices, and prices may decline in the future. The following factors have an influence on oil prices:

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  worldwide and domestic supplies of oil;

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  actions taken by foreign oil-producing nations;

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  political conditions and events (including instability or armed conflict) in oil-producing regions;

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  the level of global and domestic oil inventories;

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  the price and level of foreign imports;

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  the level of consumer demand;

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  the price and availability of alternative fuels;

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  the availability of pipeline or other takeaway capacity;

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  weather conditions;

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  terrorist activity;

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  domestic and foreign governmental regulations and taxes; and

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  the overall worldwide and domestic economic environment.

        Significant declines in oil prices for an extended period may have the following effects on our business:

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  adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations;

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  cause us to delay or postpone some of our capital projects;

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  reduce our revenues, operating income and cash flow; and

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  limit our access to sources of capital.

Increased oil prices may result in difficulty in obtaining equipment and services.

        Higher oil prices and increased oil drilling activity, such as those currently experienced in the oil industry, generally stimulate demand and result in increased prices and unavailability of drilling rigs, crews, associated supplies, equipment and services. Shortages could result in increased costs, delays in timing of anticipated development or cause interests in our oil leases to lapse. We cannot be certain that we will be able to implement our drilling plans at costs that we have estimated or which will be acceptable to us.

The potential profitability of oil properties depends upon factors beyond our control.

        The potential profitability of our oil properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls or any combination of these and other factors, and respond to changes in domestic, international, political, social and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance. In addition, a productive well may become commercially unproductive in the event that water or other deleterious substances are encountered which impair or prevent the production of oil from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. These factors cannot be accurately predicted and the combination of these factors may result in us not receiving an adequate return on invested capital.

Oil exploration is not an exact science, and involves a high degree of risk.

        The primary risk lies in the drilling of dry holes or drilling and completing wells which, though productive, do not produce oil in sufficient amounts to return the amounts expended and produce a profit. Hazards, such as unusual or unexpected formation pressures, downhole fires, blowouts, loss of circulation of drilling fluids and other conditions are involved in drilling and completing oil wells, and if such hazards are encountered, completion of any well may be substantially delayed or prevented. In addition, adverse weather conditions can hinder or delay operations, as can shortages of equipment and materials or unavailability of drilling, completion, and/or work-over rigs. Even though a well is completed and is found to be productive, water and/or other substances may be encountered in the well, which may impair or prevent production or marketing of oil from the well.

        Because the completion of oil wells only occurs after formations which hold oil or gas have been encountered, it is, to a certain extent, less risky than drilling for oil with its attendant uncertainty as to whether relevant amounts of oil exist at all. However, the process of completing an oil well is nevertheless associated with considerable risk. In addition, even if a well is completed as a producer, the well for a variety of reasons may not produce sufficient oil in order to repay our investment in the well.

Competition in the oil industry is intense, and we are smaller and have a more limited operating history than many of our competitors.

        We compete with major integrated oil and gas companies and independent oil and gas companies in all areas of our operation. In particular, we compete for property acquisitions and for the equipment and labor required to operate and develop our properties. Many of our competitors have substantially greater financial and other resources than we have. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we are capable of. Further, our competitors may have technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to explore oil prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, most of our competitors have operated for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

Interests that we may acquire in oil properties may be subject to royalty and overriding royalty interests, liens incident to operating agreements, liens for current taxes and other burdens and encumbrances, easements and other restrictions, any of which may subject us to future undetermined expenses or losses.

        Although we normally obtain title reports for oil leases we acquire, we have not in the past obtained, and we may not in the future obtain, title opinions pertaining to leases. A title report shows the history of a particular oil and gas lease, as shown by the records of the county clerk and recorder, state oil or gas commission, or the Bureau of Land Management, depending on the nature of the lease. In contrast, in a title opinion, an attorney expresses an opinion as to the persons or persons owning interests in a particular oil and gas lease. It is possible that at some point we will have to undertake title work involving substantial costs and we may suffer significant losses if titles to our leases are defective.

Our operations involve risks and uncertainties associated with drilling for, and production and transportation of oil, all of which can affect our operating results.

        Our operations may be materially curtailed, delayed or canceled as a result of numerous factors, including:

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  the presence of unanticipated pressure or irregularities in formations;

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  accidents;

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  title problems;

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  weather conditions;

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  compliance with governmental requirements; and

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  shortages or delays in the delivery of equipment.

        Also, our ability to market oil production depends upon numerous factors, many of which are beyond our control, including:

  •
  effect of federal and state production regulations; and

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  changes in supply of and demand for oil.

We do not insure against all potential losses and could be materially impacted by uninsured losses.

        Our operations are subject to the risks inherent in the oil and natural gas industry, including the risks of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental accidents, such as oil spills, gas leaks, salt water spills and leaks, ruptures or discharges of toxic gases. If any of these risks occur in our operations, we could experience substantial losses due to:

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  injury or loss of life;

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  severe damage to or destruction of property, natural resources and equipment;

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  pollution or other environmental damage;

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  clean-up responsibilities;

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  regulatory investigation and penalties; and

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  other losses resulting in suspension of our operations.

        In accordance with customary industry practice, we maintain insurance against some, but not all, of the risks described above with a general liability limit of $1,000,000. We do not maintain insurance for damages arising out of exposure to radioactive material. Our policies are subject to limitations and exceptions that could cause us to be unprotected against some material risks involved in our business, such as environmental damage and regulatory penalties. The occurrence of an uninsured loss could have a material adverse effect on our financial condition or results of operations.

Unless we successfully replace the reserves that we produce, our reserves will decline, resulting eventually in a decrease in oil production and lower revenues and cash flows from operations.

        The business of exploring for, developing or acquiring reserves is capital intensive. We may not be able to make the necessary capital investment to maintain or expand our oil reserves if cash flows from operations are reduced, due to lower oil prices or otherwise, or if external sources of capital become limited or unavailable. In addition, our drilling activities are subject to numerous risks, including the risk that no commercially productive oil reserves will be encountered. We also expect that we will continue to acquire oil and gas leases. We cannot assure you that we can successfully acquire any new leases, that we will be able to acquire producing oil properties that contain economically recoverable reserves or that any future acquisition will be profitably integrated into our operations.

Our operations will be affected from time to time and in varying degrees by political developments and federal and state laws and regulations regarding the development, production and sale of crude oil and natural gas.

        These regulations require permits for drilling of wells and also cover the spacing of wells, the prevention of waste, and other matters. Rates of production of oil and gas have for many years been subject to federal and state conservation laws and regulations and the petroleum industry is subject to federal tax laws. In addition, the production of oil or gas may be interrupted or terminated by governmental authorities due to ecological and other considerations. Compliance with these regulations may require a significant capital commitment by and expense to us and may delay or otherwise adversely affect our proposed operations.

        From time to time legislation has been proposed relating to various conservation and other measures designed to decrease dependence on foreign oil. No prediction can be made as to what additional legislation may be proposed or enacted. Oil and gas producers may face increasingly stringent regulation in the years ahead and a general hostility towards the oil and gas industry on the part of a portion of the public and of some public officials. Future regulation will probably be determined by a number of economic and political factors beyond our control or the oil and gas industry.

        On June 23, 2011, 28 member countries of the International Energy Agency agreed to release 60 million barrels of oil, including 30 million barrels from the United States' Strategic Petroleum Reserve, in the subsequent months in response to the ongoing disruption of oil supplies from Libya.

Our activities will be subject to existing federal and state laws and regulations governing environmental quality and pollution control.

        Compliance with environmental requirements and reclamation laws imposed by federal, state, and local governmental authorities may necessitate significant capital outlays and may materially affect our earnings. It is impossible to predict the impact of environmental legislation and regulations (including regulations restricting access and surface use) on our operations in the future although compliance may necessitate significant capital outlays, materially affect our earning power or cause material changes in our intended business. In addition, we may be exposed to potential liability for pollution and other damages.

We may incur write-downs of the net book values of our oil properties which would adversely affect our shareholders' equity and earnings.

        The full cost method of accounting, which we follow, requires that we periodically compare the net book value of our oil properties, less related deferred income taxes, to a calculated "ceiling". The ceiling is the estimated after-tax present value of the future net revenues from proved reserves using a 10% annual discount rate and using constant prices and costs. Any excess of net book value of oil properties is written off as an expense and may not be reversed in subsequent periods even though higher oil and gas prices may have increased the ceiling in these future periods. A write-off constitutes a charge to earnings and reduces shareholders' equity, but does not impact our cash flows from operating activities. Future write-offs may occur which would have a material adverse effect on our net income in the period taken, but would not affect our cash flows. Even though such write-offs do not affect cash flow, they can be expected to have an adverse effect on the price of our publicly traded securities.

Risks Related to this Offering and Our Securities

There is no public market for our units, common stock or public warrants, and an active market may not develop or be maintained, which could limit your ability to sell our securities.

        Before this offering, there has not been a public market for our units, common stock or public warrants. Our securities are expected to be quoted on the OTC Bulletin Board, but an active public market for our securities may not develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the underwriters and us and may not be representative of the market price at which our units will be quoted after this offering. In particular, we cannot assure you that you will be able to resell our units or the common stock and public warrants that are a component of the units at or above the initial public offering price.

        In order for our securities to be quoted on the OTC Bulletin Board, a market maker must file a Form 211 on our behalf with the Financial Industry Regulatory Authority ("FINRA") for each security, and FINRA must approve the quotation of each security prior to quotation. Although Paulson Investment Company, Inc., a market maker and the representative of the underwriters of this offering, has agreed to file Forms 211 with FINRA on our behalf, we cannot assure you that the Forms 211 will be timely reviewed or approved by FINRA. Our failure to receive FINRA's approval for the quotation of our securities on or promptly after the date of this prospectus could significantly delay the public trading of our securities.

Because we are seeking a limited offering qualification in California, sales of our common stock will be limited in California.

        We are seeking a limited offering qualification of our common stock in California. If the offering is approved in California on the basis of such limited offering qualification, in the absence of any other exemptions, offers and sales of our common stock can only be made to proposed California purchasers based on their meeting certain suitability standards. The California Department of Corporations refers to and has specified this standard as "super suitability" and it requires that California investors meet at least one of the following criteria: (1) liquid net worth (exclusive of home, home furnishings and automobiles) of at least $250,000, plus annual gross income of at least $65,000; or (2) liquid net worth (exclusive of home, home furnishings and automobiles) of at least $500,000, regardless of annual gross income; (3) liquid net worth (inclusive of home, home furnishings and automobiles) of at least $1,000,000, regardless of annual gross income; or (4) annual gross income of at least $200,000. If the offering is approved in California on the basis of a limited offering qualification, we will not have to demonstrate compliance with some of the merit regulations of the California Department of Corporations as found in Title 10, California Code of Regulations, Rule 260.140 et seq. In addition, the exemptions for secondary trading in California available under California Corporations Code Section 25104(h) will be withheld, although there may be other exemptions to cover private sales in California of a bona fide owner for his own account without advertising and without being effected by or through a broker dealer in a public offering.

Management will retain a significant interest in our company after this offering and may have interests that differ from our other stockholders.

        Upon completion of this offering, and assuming the underwriters do not exercise their over-allotment option to purchase additional units, our officers and directors will own approximately 28% of our outstanding common stock (assuming none of the options which they hold are exercised and no exercise of the underwriters' over-allotment option). Management could, for the foreseeable future, have significant influence over our management and affairs and may be able to control virtually all matters requiring stockholder approval, including the election of directors and significant corporate transactions such as mergers or other sales of our company or assets. In addition, the concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our common stock.

If we do not maintain an effective registration statement or comply with applicable state securities laws, our warrantholders may not be able to exercise the public warrants.

        For the holders of our public warrants to be able to exercise their warrants, the shares of our common stock to be issued upon exercise of those warrants must be covered by an effective and current registration statement and qualify or be exempt under the securities laws of the state or other jurisdiction in which the warrantholders reside. We can give no assurance that we will be able to continue to maintain a current registration statement relating to the shares of our common stock underlying the public warrants or that an exemption from registration or qualification will be available throughout their term. This may have an adverse effect on demand for the public warrants and the prices that can be obtained from reselling them. In addition, this potential inability to exercise the public warrants because we do not have a current and effective registration statement could result in purchasers of units in this offering paying full price for the units solely to acquire the underlying shares of common stock.

While the public warrants are outstanding, it may be more difficult to raise additional equity capital.

        During the term that the public warrants are outstanding, the holders of the public warrants will be given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these public warrants are outstanding. At any time during which these public warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms from other sources.

The redemption of the public warrants issued in this offering may require potential investors to sell or exercise the public warrants at a time that may be disadvantageous for them.

        At any time beginning six months after the date of this prospectus, provided that our common stock has closed at a price at least equal to 250% of the initial public offering price of the units for at least five consecutive trading days, we may redeem the outstanding public warrants, in whole or in part, upon not less than 30 days' notice, at a price of $0.25 per warrant. The terms of our warrants prohibit us from redeeming them unless we have a current and effective registration statement available covering the exercise of the warrants. If we exercise our right to redeem the public warrants, they will be exercisable until the close of business on the date fixed for redemption in such notice. If any warrant called for redemption is not exercised by such time, it will cease to be exercisable, and the holder thereof will be entitled only to the redemption price of $0.25 per warrant. Notice of redemption of the public warrants could force holders to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so or to sell the warrants at the current market price when they might otherwise wish to hold the warrants or accept the redemption price, which is likely to be substantially less than the market value of the warrants at the time of redemption.

Future sales or the potential for future sales of shares of our common stock may cause the price of our common stock and public warrants to decline and could impair our ability to raise capital through subsequent equity offerings.

        Approximately 53% of our outstanding common stock will be held by our current stockholders following this offering (approximately 49% if the over-allotment option is exercised in full). If our existing stockholders sell a large number of shares of our common stock following this offering, the market price of our common stock could decline significantly. This decline could, in turn, have a negative impact on the market price of our warrants. In addition, the perception in the public market that our existing stockholders might sell shares of common stock could depress the market price of our common stock, regardless of the actual plans of our existing stockholders. These sales could also make it more difficult for us to sell shares of our common stock or equity-related securities in the future.

        Following this offering, 14,865,822 shares of our common stock will be outstanding, or 15,915,822 shares if the underwriters' over-allotment option is exercised in full. All of the shares (4,875,000) held by our officers and directors are subject to a lock-up agreement restricting the sale of those shares for a period ending upon the earlier to occur of (i) one year from the effective date of the registration statement of which this prospectus is a part, or (ii) the date on which the price for our common stock equals or exceeds $3.00 for a period of ten consecutive days of quotation on the OTC Bulletin Board. However, the underwriters may waive this restriction and allow the stockholders to sell shares at any time.

        After this offering, we intend to register up to 1,500,000 shares of common stock that will be reserved for issuance under our non-qualified stock option plan. Once we register these shares, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates.

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult.

        Our articles of incorporation contain provisions that would make it more difficult for a third party to acquire control of us, including a provision that our board of directors may issue preferred stock without stockholder approval. In addition, certain anti-takeover provisions of Colorado law could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our stockholders.

The value of our common stock and public warrants could be volatile.

        The overall market and the price of our common stock and public warrants may fluctuate greatly. The price of our common stock and public warrants may be significantly affected by various factors, including:

  •
  economic status and trends in the oil industry;

  •
  quarterly fluctuations in our operating results;

  •
  termination of lock-up agreements or other restrictions on the ability of our existing stockholders to sell their shares after this offering;

  •
  our ability to meet the earnings estimates and other performance expectations of investors or financial analysts (at such time as analysts begin following our company);

  •
  fluctuations in the stock prices of our peer companies or in stock markets in general; and

  •
  general economic or political conditions.

We have issued options to purchase common stock to our directors and employees that could dilute your interest in us.

        We have an aggregate of 1,500,000 shares of common stock reserved under our non-qualified stock option plan for issuance of grants and awards to our directors, executive officers, employees and consultants. As of the date of this prospectus, we have issued options to purchase an aggregate of 850,000 shares of our common stock, and options or awards to purchase up to 650,000 additional shares remain available for grant without further action by our stockholders. Issuances of common stock pursuant to the exercise of stock options or other stock grants or awards under our equity incentive plan will dilute your interest in us.

Purchasers in this offering will experience immediate and substantial dilution in net tangible book value.

        The initial public offering price per share is expected to be substantially higher than the net tangible book value per share of our outstanding common stock. Purchasers of shares in this offering will experience immediate dilution in the net tangible book value of their shares. Based on the initial public offering price of $1.35 per unit, dilution per share in this offering is $0.80 per share (or approximately 59% of the assumed per share price of shares to be sold in the unit). Further, if we issue additional equity securities to raise additional capital, your ownership interest in our company may be diluted and the value of your investment may be reduced.

We do not expect to pay any dividends for the foreseeable future.

        We do not anticipate paying any dividends to our stockholders for the foreseeable future. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell our common stock and may lose some or all of the amount of your investment. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

We could incur increased costs as a result of being a publicly traded company.

        As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"), as well as rules subsequently implemented by the Securities and Exchange Commission (the "SEC"), have required changes in corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time consuming and/or costly. For example, we are adopting additional internal and disclosure controls and procedures, retaining a transfer agent and adopting corporate governance policies, as well as upgrading our computer system and software. In addition, as a public company, we will incur the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws. We also expect these new rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

        Section 404 of Sarbanes-Oxley requires us to include an internal control report with our annual report on Form 10-K. That report must include management's assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year. We will be required to include this assessment beginning with our annual report on Form 10-K for the fiscal year ending September 30, 2012. In addition, if we become what is known as an accelerated filer, our independent registered public accounting firm will be required to issue a report on management's assessment of our internal control over financial reporting and a report on its evaluation of the operating effectiveness of our internal control over financial reporting in future annual reports. The material weaknesses and any other deficiencies in internal control that we may identify in the future will need to be addressed as part of the evaluation of our internal control over financial reporting and may impair our ability to comply with Section 404. If we are not able to successfully implement internal control over financial reporting, we may not be able to accurately and timely report on our financial position, results of operations or cash flows, which could adversely affect our business and investor confidence in us.

The market price of our securities may experience volatility and could decline significantly.

        We expect that important factors affecting the price of our securities will include our drilling results, prevailing oil prices and investor perceptions about future prices. In addition to these factors, considerations unrelated to our performance may have a substantial effect on our stock price, including the following:

  •
  The extent of analytical coverage available to investors concerning our business may be limited if investment banks with research capabilities do not follow our securities;

  •
  The number and quality of market makers in our securities may affect an investor's ability to trade significant numbers of shares of common stock; and

  •
  The relatively small size of the public float in our common stock may limit the ability of larger institutions to invest in our securities.

        As a result of any of these or other factors, the market price of our securities at any given point in time may not accurately reflect our long-term value. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

Future sales of our common stock by our existing shareholders could decrease the price of our common stock and could impair our ability to raise capital through equity offerings.

        Prior to this offering, we had 7,865,822 outstanding shares of common stock. Sales of a large number of these shares in the public market, or the potential for such sales, could decrease the price of our common stock and could impair our ability to raise capital through future sales of our common stock.

Shares issuable upon the conversion of outstanding notes, or the exercise of outstanding warrants and options may substantially increase the number of shares available for sale in the public market and may depress the price of our common stock.

        Upon the completion of this offering, up to 16,510,000 additional shares of our common stock (or 17,560,000 additional shares if the over-allotment is exercised in full) will be issuable upon conversion or exercise of our outstanding convertible notes, options and warrants, including the Class A warrants that are part of this offering. Until the convertible notes are paid, or the options and warrants expire, the holders will have an opportunity to profit from any increase in the price of our common stock without assuming the risks of ownership. Holders of convertible notes, options and warrants may convert or exercise these securities at a time when we could obtain additional capital on terms more favorable than those provided by the options. The conversion of the notes or the exercise of the options and warrants will dilute the voting interest of the owners of presently outstanding shares by adding a substantial number to our common stock.

Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in our securities and investors may find it difficult to sell their shares or warrants.

        Trades of our securities may be subject to Rule 15g-9 "Sales Practice Requirements for Certain Low-Priced Securities" of the Securities and Exchange Commission, which imposes certain requirements on broker-dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers-dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market and to reasonably determine that penny stocks are suitable investments for each prospective customer. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation.

 DIVIDEND POLICY

        We have never declared or paid any dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently expect to retain our future earnings, if any, for use in the operation and expansion or our business. Any future decision to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors our board of directors may deem relevant. There are currently no restrictions that limit our ability to pay dividends on our capital stock.

FORWARD-LOOKING STATEMENTS

        This prospectus contains statements which, to the extent that they do not recite historical fact, constitute forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words "may," "will," "could," "should," "would," "believe," "expect," "anticipate," "estimate," "intend," "plan" or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management's beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy and our current and future development plans.

        The potential risks and uncertainties that could cause our actual financial condition, results of operations and future performance to differ materially from those expressed or implied in this prospectus include:

  •
  The sale prices of crude oil;

  •
  The amount of production from oil wells in which we have an interest;

  •
  Lease operating expenses;

  •
  International conflict or acts of terrorism;

  •
  General economic conditions; and

  •
  Other factors disclosed in this prospectus.

        We urge you to review carefully this prospectus, particularly the section "Risk Factors," for a more complete discussion of the risks of an investment in our securities.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Many factors discussed in this prospectus, some of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from the forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

 USE OF PROCEEDS

        We estimate that the net proceeds from the sale of the 7,000,000 units that we are selling in this offering will be approximately $7,921,500, or $9,197,250 if the underwriters exercise their over-allotment option in full, based on an initial public offering price of $1.35 per unit, and after deducting the estimated underwriting discount ($945,000) and estimated offering expenses (including the non-accountable expense allowance) of approximately $583,500 payable by us.

        We currently expect to use the net proceeds from this offering as follows:

Purpose	Amount	Percentage
Drilling and completion expenses	$7,300,000	92.2%
Interest payments on convertible notes	272,000	3.4%
Working capital and general corporate purposes	349,500	4.4%

	$7,921,500	100%

        With a majority of the proceeds from this offering, we plan, over the next 12 months, to drill and, if warranted, complete oil wells in the Batson Dome Field. We estimate that our share of cost of drilling and completing wells on our leases in the Batson Dome Field will be approximately $450,000 per well and that the cost of drilling and completing wells subject to the March 15, 2011 farmout agreement will be approximately $500,000 per well. We do not plan to use any proceeds from this offering to drill or complete any wells which are the subject of the May 25, 2011 farmout agreement.

        In November and December 2010, we sold convertible notes in the principal amount of $3,400,000. The notes are due and payable on October 31, 2012 and bear interest at 8% per year, requiring annual interest payments of $272,000. With the proceeds from the sale of the notes, we acquired leases in the Batson Dome Field ($992,000), drilled and completed four wells in the Batson Dome Field ($1,900,000), paid sales commissions relating to the sale of the notes ($340,000) and paid corporate operating expenses ($168,000).

        Our general corporate expenses include general and administrative salaries, accounting, legal and consulting fees, facilities expenses and other working capital needs.

        The projected expenditures shown above are only estimates or approximations and do not represent a firm commitment by us. For example, we may change the amount we expect to use for the following reasons:

  •
  Drilling and completion expenses.  If we determine that drilling wells in the Batson Dome Field are no longer prudent, we may drill and, if warranted, complete wells in other areas. The cost of drilling and completing wells in other areas may be more or less than the costs we project for drilling and completing wells in the Batson Dome Field.

  •
  Interest on convertible notes.  Depending on the amount, if any, of the convertible notes which are converted into shares of our common stock, the interest we are required to pay to the holders of the notes may be less than the amount shown above.

  •
  Working capital.  The future production from the four wells we have drilled and completed, as well as future production from wells we drill and complete with the proceeds from this offering, may satisfy our working capital needs, in which case some, or all, of the amounts we have allocated to this category may be used for the drilling and completion of wells.

        Based upon the foregoing, to the extent that the proposed expenditures are insufficient for the purposes indicated, supplemental amounts required may be drawn from other categories of estimated expenditures, if available. Conversely, any amounts not expended as proposed will be used for general working capital. We expect the proceeds from this offering, together with revenues generated from our business, will be sufficient to cover our anticipated capital requirements for at least the next 12 months.

        Until we are able to apply the net proceeds of this offering to the uses described above, we intend to invest the proceeds in short-term, investment-grade interest-bearing securities.

CAPITALIZATION

        The following table sets forth at March 31, 2011 (i) our actual capitalization and (ii) our capitalization on a pro forma basis, reflecting proceeds from the sale of 7,000,000 units in this offering by us at an initial public offering price of $1.35 per unit, after deducting the underwriting discount, the representative's non-accountable expense allowance, and the estimated offering expenses payable by us.

        You should read this capitalization table together with the section of this prospectus entitled "Management's Discussion and Analysis of Financial Condition and Plan of Operations" and with our financial statements and accompanying notes included elsewhere in this prospectus.

	March 31, 2011
	Actual	Pro Forma As Adjusted
Common stock, 7,865,822 shares issued and outstanding at March 31, 2011;
14,865,822 shares issued and outstanding on a pro forma basis	$79	$149
Additional paid-in capital	1,851,010	9,772,440
Accumulated deficit	(1,531,631)	(1,531,631)

Stockholders' equity	$319,458	$8,240,958

        The information in the table above excludes shares of common stock issuable upon the exercise of the Class A warrants, the underwriters' over allotment option, the representative's warrants or any shares issuable upon the exercise of any warrants or the conversion of any notes which were outstanding on the date of this prospectus.

 DILUTION

        Our net tangible book value at March 31, 2011 was $0.04 per share and was determined by dividing our actual net tangible book value (total book value of tangible assets less total liabilities) on that date, by the number of outstanding shares (7,865,822) on March 31, 2011.

        Our pro forma net tangible book value at March 31, 2011 was $0.55 per share and gives effect to the sale of 7,000,000 units in this offering, at an initial public offering price of $1.35 per unit, and our payment of the underwriting discount, the representative's non-accountable expense allowance, and the estimated offering expenses.

        The net proceeds from the sale of the 7,000,000 units represents an immediate increase in net tangible book value per share of $0.51 to the existing stockholders and dilution of $0.80 per share to the new investors. For purposes of the dilution calculation and the following tables, we have allocated the full purchase price of a unit to the shares of common stock included in the unit and nothing to the Class A warrants included in the unit.

        The following table illustrates this per share dilution:

	Amount	Percent
Assumed initial public offering price per share	$1.35
Net tangible book value per share at March 31, 2011	$0.04
Increase in pro forma net tangible book value per share attributable to new investors	$0.51	1,275%
Pro forma as net tangible book value per share after this offering	$0.55
Dilution to new investors	$(0.80)	(59.3)%

        If the underwriters' over-allotment option is exercised in full, dilution per share to new investors would be $0.75 per share of common stock. The as adjusted information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering.

        The following table summarizes the differences between our existing stockholders and new investors with respect to the number of shares of our common stock issuable as a component of the units being sold in this offering, the total consideration paid and the average price per share paid. The calculations with respect to shares purchased by investors in this offering reflect an initial public offering price of $1.35 per unit, before deducting the estimated underwriting discount and offering expenses payable by us:

	Shares Purchased		Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders	7,865,822	53%	$1,851,089	16%	$0.24
Investors in this offering	7,000,000	47%	9,450,000	84%	$1.35

Total	14,865,822	100%	$11,301,089	100%

        If the underwriters exercise their over-allotment option in full, our existing stockholders would own approximately 49% and our new investors would own approximately 51% of the total number of shares of our common stock outstanding after this offering.

 MANAGEMENT'S DISCUSSION AND ANALYSIS
AND PLAN OF OPERATION

        The following discussion analyzes and summarizes the results of our operations and our financial condition for the period from inception (June 21, 2010) to March 31, 2011. This discussion and analysis should be read in conjunction with our audited financial statements as of September 30, 2010 and for the period from inception through September 30, 2010 and our audited financial statements as of March 31, 2011 and for the six-month period then ended, included as part of this prospectus.

Results of Operations

        We were incorporated in Colorado on June 21, 2010 and commenced operations on July 19, 2010. We are in the early stages of implementing our business plan.

        In December 2010, we acquired two producing and three shut-in oil wells in the Batson Dome Field. As of July 15, 2011, the two wells were producing approximately three barrels of oil per day, net to our 63% net revenue interest. As of July 15, 2011, two shut-in wells were being reworked. We estimate the costs of reworking all three shut-in wells will be $375,000.

        As of July 15, 2011, we had drilled and completed four wells in the Batson Dome Field. Our share of the costs of drilling and completing these wells was approximately $1,900,000. As of July 15, 2011, these four wells were collectively producing approximately 120 barrels of oil per day. Each of these wells has shown multiple potentially productive zones at depths ranging from 2,100 to 3,700 feet.

        Operating expenses, requiring cash, for the period from inception (June 21, 2010) to March 31, 2011 consisted primarily of:

  •
  lease operating expenses;

  •
  general and administrative expenses; and

  •
  interest expense.

        The factors that will most significantly affect our future operating results will be:

  •
  the sale prices of crude oil;

  •
  the amount of production from oil wells in which we have an interest;

  •
  lease operating expenses; and

  •
  the availability of drilling rigs, drill pipe and other supplies and equipment required to drill and complete oil wells.

        Our revenues will also be significantly affected by our ability to maintain and increase oil production.

        We expect to report losses until such time, if ever, that we generate significant revenue from oil sales.

        Other than the foregoing and the matters addressed in the "Risk Factors" section of this prospectus, we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on our revenues or expenses.

        See the "Business" section of this prospectus for information concerning our plan of operation following the completion of this offering.

Liquidity and Capital Resources

        In July 2010, we sold 4,900,000 shares of our common stock at a price of $0.001 per share to our officers and directors and third parties. In July, August, and September, 2010, we sold 1,012,500 shares of our common stock to a group of private investors at a price of $0.40 per share.

        In November and December 2010, we sold 34 units in a private offering at a price of $100,000 per unit. Each unit consisted of one promissory note in the principal amount of $100,000 and 50,000 Series A warrants. At any time after April 30, 2011, the notes can be converted into shares of our common stock, initially, at a conversion price of $1.00 per share. Each Series A warrant entitles the holder to purchase one share of our common stock at a price of $4.00 per share at any time on or before October 31, 2014. The notes bear interest at 8% per year, requiring annual interest payments of $272,000.

        The promissory notes, which have an outstanding principal balance of $3,400,000, are due and payable on October 31, 2012. We anticipate using future revenues, or the proceeds from future production-based financing, to repay the outstanding principal amount that remains unconverted and outstanding on the maturity date of the notes.

        In February and March 2011, we sold 1,500,000 units at a price of $1.00 per unit. Each unit consisted of one share of our common stock and one Series C warrant. Each Series C warrant allows the holder to purchase one share of our common stock at a price of $2.00 per share.

        In March 2011, we issued 453,322 shares of our common stock to a placement agent upon the exercise of warrants which had an exercise price of $0.10 per share.

        Our sources and (uses) of funds from our inception (June 21, 2010) through September 30, 2010, and for the six months ended March 31, 2011, are shown below:

	Inception Through September 30, 2010	Six Months Ended March 31, 2011
Cash used in operations	$(171,099)	$(198,606)
Acquisition of oil properties and equipment	(40,000)	(309,247)
Drilling and completion costs	(41,865)	(2,043,355)
Debt issuance costs	—	(422,774)
Sale of common stock	409,900	1,385,344
Repayment of notes(1)	—	(642,753)
Sale of convertible notes	—	3,400,000

(1)
These notes were issued during 2010 in connection with the acquisition of leases in the Batson Dome field.

        As of July 15, 2011, our operating expenses were approximately $100,000 per month, which amount includes salaries and other corporate overhead, but excludes lease operating expenses.

        By agreement dated March 15, 2011, we entered into a farmout agreement with an unrelated third party pertaining to a 100-acre lease in the Batson Dome Field. Pursuant to the agreement, we have the option to commence drilling a well on the lease by August 15, 2011. Subject to the commencement of drilling the first well by August 15, 2011, we have the option of drilling additional wells on the lease, subject to certain conditions. We estimate the cost of drilling and completing any well on this lease will be approximately $500,000. See the "Business" section of this prospectus for more information.

        By agreement dated May 25, 2011, we entered into a farmout agreement with a second unrelated third party pertaining to another 100-acre lease in the Batson Dome Field. Pursuant to the agreement, we have the obligation to commence drilling a well on the lease by May 25, 2012. Subject to the commencement of drilling the first well by May 25, 2012, and completing the well if warranted, we have the option of drilling additional wells on the lease; provided however, that unless we commence drilling each well within 180 days of the date we complete or abandon the latest well drilled, our right to drill any additional wells on the lease will terminate. We estimate the cost of drilling and completing any well on this lease will be approximately $1,000,000.

        With a majority of the proceeds from this offering, we plan, over the next 12 months, to drill and, if warranted, complete oil wells in the Batson Dome Field. We estimate that our share of cost of drilling and completing wells on our leases in the Batson Dome Field will be approximately $450,000 per well and that the cost of drilling and completing wells subject to the March 15, 2011 farmout agreement will be approximately $500,000 per well. We do not plan to use any proceeds from this offering to drill or complete any wells which are the subject of the May 25, 2011 farmout agreement.

        See the "Use of Proceeds" section of this prospectus for more information concerning our intended use of the proceeds from this offering.

        Any cash generated by our operations, after payment of general, administrative and lease operating expenses, will be used to drill and, if warranted, complete oil wells, acquire oil and gas leases covering lands which we believe are favorable for the production of oil, and to fund working capital reserves. Our capital expenditure plans are subject to periodic revision based upon the availability of funds and expected return on investment.

        We expect that our principal source of cash flow will be from the sale of crude oil reserves which are depleting assets. Cash flow from the sale of oil production depends upon the quantity of production and the price obtained for the production. An increase in prices will permit us to finance our operations to a greater extent with internally generated funds, may allow us to obtain equity financing more easily or on better terms, and lessens the difficulty of obtaining financing. However, price increases heighten the competition for oil prospects, increase the costs of exploration and development, and, because of potential price declines, increase the risks associated with the purchase of producing properties during times that prices are at higher levels.

        A decline in oil prices (i) will reduce our cash flow which in turn will reduce the funds available for exploring for and replacing oil reserves, (ii) will increase the difficulty of obtaining equity and debt financing and worsen the terms on which such financing may be obtained, (iii) will reduce the number of oil prospects which have reasonable economic terms, (iv) may cause us to permit leases to expire based upon the value of potential oil reserves in relation to the costs of exploration, (v) may result in marginally productive oil wells being abandoned as non-commercial, and (vi) may increase the difficulty of obtaining financing. However, price declines reduce the competition for oil properties and correspondingly reduce the prices paid for leases and prospects.

        We plan to generate profits by drilling productive oil wells. However, we plan to obtain the funds required to drill, and if warranted, complete new wells (including any wells pertaining to our farmout agreements) with any net cash generated by our operations, through the sale of our securities, from loans from third parties or from third parties willing to pay our share of the cost of drilling and completing the wells. We do not have any commitments or arrangements from any person to provide us with any additional capital. We may not be successful in raising the capital needed to drill oil wells. Any wells which may be drilled by us may not produce oil.

        Other than as disclosed above, we do not know of any:

  •
  Trends, demands, commitments, events or uncertainties that will result in, or that are reasonably likely to result in, any material increase or decrease in our liquidity; or

  •
  Significant changes in our expected sources and uses of cash.

Contractual Obligations

        Our material future contractual obligations as of March 31, 2011 were as follows:

	Total	2011	2012	2013	2014	Thereafter
Convertible notes	$3,400,000	—	$3,400,000	—	—	—
Office lease	$13,000	$13,000	—	—	—	—

Accounting Policies

        See Note 2 to the financial statements included as part of this prospectus for a description of our critical accounting policies and the potential impact of the adoption of any new accounting pronouncements.

BUSINESS

Batson Dome Field

        Pursuant to three agreements, we acquired oil and gas leases covering 230 acres in the Batson Dome Field in Hardin County, Texas. In the first agreement, and in consideration for the assignment of a 40% working interest (32% net revenue interest) in leases covering 220 acres, we paid $40,000 in cash and issued a promissory note in the principal amount of $285,668. In the second agreement, and in consideration for the assignment of a 50% working interest (40% net revenue interest) in leases covering the same 220 acres, we paid $50,000 in cash and issued a promissory note in the principal amount of $357,085. The notes associated with the first and second agreements bore interest at 8% per year and were repaid in December 2010. In the third agreement, and in payment of $259,247 in cash, we acquired a 90% working interest in 10 acres adjacent to the 220 acres described above, as well as a 90% working interest (63% net revenue interest) in two producing oil wells and three shut- in wells located on the 10- acre lease. The leases and wells subject to the first and third agreements were acquired from C.F.O., Inc., a corporation controlled by Delton Drum, one of our officers. C.F.O., Inc. owns the remaining 10% working interest in the leases covering the 230 acres.

        By agreement dated March 15, 2011, we entered into a farmout agreement with an unrelated third party pertaining to a 100-acre lease in the Batson Dome Field. Pursuant to the agreement, we have the option to commence drilling a well on the lease by August 15, 2011. Subject to the commencement of drilling the first well by August 15, 2011, we have the option of drilling additional wells on the lease; provided however, that if we do not drill at least six wells in any twelve month period our right to drill any additional wells on the lease will terminate. For each well drilled, we will receive a partial assignment of the lease covering the two acres surrounding the well. We will have a 100% working interest (75% net revenue interest) in any wells we drill on the leased acreage. We estimate the cost of drilling and completing any well on this lease will be approximately $500,000. As of June 15, 2011, we had not commenced any drilling operations on the lease subject to the farmout agreement.

        By agreement dated May 25, 2011, we entered into a farmout agreement with a second unrelated third party pertaining to another 100-acre lease in the Batson Dome Field. Pursuant to the agreement, we have the obligation to commence drilling a well on the lease by May 25, 2012. Subject to the commencement of drilling the first well by May 25, 2012, and completing the well if we consider it to be productive of oil, we have the option of drilling additional wells on the lease; provided, however, that unless we commence drilling each well within 180 days of the date we complete or abandon the latest well drilled, our right to drill any additional wells on the lease will terminate. For each well drilled, we will receive a partial assignment of the lease covering the acreage surrounding the well. We will have a 100% working interest (75% net revenue interest) in any wells we drill on the leased acreage. We estimate the cost of drilling and completing any well on this lease will be approximately $1,000,000. As of June 15, 2011, we had not commenced any drilling operations on the lease subject to the farmout agreement.

        The unrelated third party has the right to purchase any oil produced from any wells drilled on the lease. If the third party exercises this right, the price for any oil purchased will be based upon the price posted by the third party, or in the alternative, the market price for oil in the area, after deduction for costs of gathering, storing, dehydrating, treating, processing and transporting the oil.

        The Batson Dome Field is located in Hardin County, Texas approximately 50 miles northeast of Houston, and has multiple production zones. The oil produced from the field is light, sweet, high-quality crude with a specific gravity of 21 to 35 degrees. This field lies in flat wooded areas which allow easy access for the drilling and maintenance of wells. There are no significant man-made improvements other than oil wells and related equipment. There are no nearby residences.

        The Batson Dome Field draws oil and negligible amounts of gas from an anhydrite and limestone reservoir in a caprock structure above a salt dome in the Miocene and Oligocene formations. Along with three other highly prolific salt dome fields—Spindletop, Sour Lake, and Humble—the Batson Dome Field helped to establish the basis of the Texas oil industry when these shallow fields produced the first Texas Gulf Coast oil.

        A salt dome is a mushroom-shaped structure made of salt, commonly having an overlying caprock. Salt domes form as a consequence of the relative buoyancy of salt when buried beneath other types of sediment. The salt flows upward to form salt domes, sheets, pillars and other structures. Oil is commonly found in and around salt domes due to the abundance and variety of traps created by salt movement and the excellent sealing capabilities of salt.

        The Batson Dome Field was first drilled in the early 1900s. The salt in the Batson Dome rises to a depth of approximately 800 feet at the cap of the dome, where the first oil was discovered in very shallow wells. Alternating sands and shales form oil reservoirs in the sand dipping away from the cap on all sides of the dome down to a depth of over 7,000 feet. The field has produced oil and a negligible amount of gas from an anhydrite and limestone reservoir in the cap as well as the Miocene and Frio Sands at depths of 400-4,000 feet and the Yegua Sands below 7,000 feet. Since no secondary or enhanced recovery has been attempted over the years, we believe there are opportunities for recovery of substantial undrained reserves through the drilling of new wells with closer spacing and the re-entry of old well bores in currently producing areas.

        As mentioned above, we acquired two producing and three shut-in oil wells in the Batson Dome Field. As of July 15, 2011, the two wells were producing approximately three barrels of oil per day, net to our 63% net revenue interest. The three shut-in wells will need to be reworked, at an estimated cost of $125,000 per well, before they can be returned to production. As of July 15, 2011, two of the shut-in wells were being reworked.

        With the proceeds from the prior private sales of our securities, as of July 15, 2011, we had drilled and completed four wells in the Batson Dome Field. Our share of the costs of drilling and completing these wells was approximately $1,900,000. As of July 15, 2011, these wells were collectively producing approximately 120 barrels per day of oil. Each well has shown multiple potentially productive zones at various depths. In the event production from one zone falls off materially, we have the opportunity to open another zone to compensate for the decline.

        With a portion of the proceeds from this offering, we plan on drilling and, if warranted, completing additional wells in the Batson Dome Field. The wells will be drilled to a depth of approximately 3,000 to 4,000 feet to the Frio formation. Each well will take approximately ten days to drill and complete. Our share of the drilling and completion costs for each well is estimated to be approximately $450,000. We will have a 90% working interest (63%-67.5% net revenue interest) in any wells we drill in the Batson Dome Field.

        Vanguard Net Profits, LLC, a Texas limited liability company (the "Fund"), has a 20% net profits interest in the four wells drilled with the proceeds from our November and December 2010 sale of convertible notes. We have a 1% interest in the Fund. The holders of the convertible notes have the remaining 99% interest. See the section of this prospectus captioned "Description of Securities—Vanguard Net Profits Fund" for more information concerning the Fund. The holders of the convertible notes also have a security interest in any leases acquired, or wells drilled, with the proceeds from the sale of the notes.

        During the period from our inception to September 30, 2010, we did not drill any oil or gas wells.

        The following table shows, as of July 15, 2011, our producing wells, developed acreage, and undeveloped acreage, excluding service (injection and disposal) wells:

	Productive Wells		Developed Acreage		Undeveloped Acreage(1)
State	Gross	Net	Gross	Net	Gross	Net
Texas	6	5.4	25	22.5	205	185

(1)
Undeveloped acreage includes leasehold interests on which wells have not been drilled or completed to the point that would permit the production of commercial quantities of natural gas and oil regardless of whether the leasehold interest is classified as containing proved undeveloped reserves.

        The following table shows, as of July 15, 2011, the status of our gross acreage:

State	Held by Production	Not Held by Production
Texas	230	—

        Acres that are Held by Production remain in force so long as oil or gas is produced from one or more wells on the particular lease. Leased acres that are not Held By Production require annual rental payments to maintain the lease until the first to occur of the following: the expiration of the lease or the time oil or gas is produced from one or more wells drilled on the leased acreage. At the time oil or gas is produced from wells drilled on the leased acreage, the lease is considered to be Held by Production.

Proved Reserves

        Below are estimates of our net proved reserves as of March 31, 2011, net to our interest. All of our proved reserves are located in Texas.

        Estimates of volumes of proved reserves at March 31, 2011 are presented in barrels (Bbls) for oil and, for natural gas, in millions of cubic feet (Mcf) at the official temperature and pressure bases of the areas in which the gas reserves are located.

	Oil (Bbls)	Gas (Mcf)
Proved Developed:
Producing	53,087	—
Non-Producing	54,583	—
Proved Undeveloped	413,439	—

	521,109	—

        "Bbl" refers to one stock tank barrel, or 42 U.S. gallons liquid volume, in reference to crude oil or other liquid hydrocarbons. "Mcf" refers to one thousand cubic feet. A BOE (i.e., barrel of oil equivalent) combines Bbls of oil and Mcf of gas by converting each six Mcf of gas to one Bbl of oil.

        Below are estimates of our present value of estimated future net revenues from our proved reserves based upon the standardized measure of discounted future net cash flows relating to proved oil and gas reserves in accordance with the provisions of Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas. The standardized measure of discounted future net cash flows is determined by using estimated quantities of proved reserves and the periods in which they are expected to be developed and produced based on period-end economic conditions. The estimated future production is based upon benchmark prices that reflect the unweighted arithmetic average of the first-day-of-the-month price for oil and gas during the twelve months period ended March 31, 2011.

The resulting estimated future cash inflows are then reduced by estimated future costs to develop and produce reserves based on period-end cost levels. No deduction has been made for depletion, depreciation or for indirect costs, such as general corporate overhead. Present values were computed by discounting future net revenues by 10% per year.

Future gross revenue	$43,472,967
Deductions (including estimated taxes)	(21,625,067)

Future net cash flow	$21,847,900

Discounted future net cash flow	$17,825,475

        Nova Resources, Inc. prepared the estimates of our proved reserves, future production and income attributable to our leasehold interests as of March 31, 2011. Nova is an independent petroleum engineering firm that provides petroleum consulting services to the oil and gas industry. The estimates of drilled reserves, future production and income attributable to certain leasehold and royalty interests are based on technical analysis conducted by engineers employed at Nova.

        Joseph V. Rochefort was the technical person primarily responsible for overseeing the preparation of the reserve report. Mr. Rochefort earned a Bachelor's Degree in Physics and Geophysics from Texas Christian University and a Masters Degree in Geology from Texas Tech University. Mr. Rochefort has more than 28 years of practical experience in the estimation and evaluation of petroleum reserves.

        Delton Drum, our Vice President of Field Operations, oversaw the preparation of the reserve estimates by Nova. Mr. Drum has over 30 years experience in oil and gas exploration and development, with over 15 years of experience in the Batson Dome Field. We do not have a reserve committee and we do not have any specific internal controls regarding the estimates of our reserves.

        Our proved reserves include only those amounts which we reasonably expect to recover in the future from known oil and gas reservoirs under existing economic and operating conditions, at current prices and costs, under existing regulatory practices and with existing technology. Accordingly, any changes in prices, operating and development costs, regulations, technology or other factors could significantly increase or decrease estimates of proved reserves.

        Proved reserves were estimated by performance methods, the volumetric method, analogy, or a combination of methods utilizing present economic conditions and limited to those proved reserves economically recoverable. The performance methods include, decline curve analysis that utilize extrapolations of historical production and pressure data available through March 31, 2011, in those cases where such data were considered to be definitive.

        Forecasts for future production rates are based on historical performance from wells currently on production in the region with an economic cut-off for production based upon the projected net revenue being equal to the projected operating expenses. No further reserves or valuation were given to any wells beyond their economic cut-off. Where no production decline trends have been established due to the limited historical production records from wells on the properties, surrounding wells historical production records were used and extrapolated to wells of the property. Where applicable, the actual calculated present decline rate of any well was used to determine future production volumes to be economically recovered. The calculated present rate of decline was then used to determine the present economic life of the production from the reservoir.

        For wells currently on production, forecasts of future production rates were based on historical performance data. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to economic depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

        Proved developed non-producing and undeveloped reserves were estimated primarily by the performance and historical extrapolation methods. Test data and other related information were used to estimate the anticipated initial production rates from those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at a date we determined to be reasonable.

        In general, the volume of production from our oil and gas properties declines as reserves are depleted. Except to the extent we acquire additional properties containing proved reserves or conduct successful exploration and development activities, or both, our proved reserves will decline as reserves are produced. Accordingly, volumes generated from our future activities are highly dependent upon the level of success in acquiring or finding additional reserves and the costs incurred in doing so.

Future Operations

        We plan to evaluate other undeveloped oil prospects and participate in drilling activities on those prospects which, in our opinion, are favorable for the production of oil. Initially, we plan to concentrate our activities in East Texas. Our strategy is to acquire prospects in or adjacent to existing fields with further development potential and minimal risk in the same area. The extent of our activities will primarily be dependent upon available capital.

        If we believe a geographical area indicates geological and economic potential, we will attempt to acquire leases or other interests in the area. We may then attempt to sell portions of our leasehold interests in a prospect to third parties, thus sharing the risks and rewards of the exploration and development of the prospect with the other owners. One or more wells may be drilled on a prospect, and if the results indicate the presence of sufficient oil reserves, additional wells may be drilled on the prospect.

        We may also:

  •
  acquire a working interest in one or more prospects from others and participate with the other working interest owners in drilling and if warranted, completing oil wells on a prospect;

  •
  purchase producing oil properties; or

  •
  enter into farmin agreements with third parties. A farmin agreement will obligate us to pay the cost of drilling, and if warranted completing a well, in return for a majority of the working and net revenue interest in the well.

        Title to properties which we may acquire will be subject to one or more of the following: royalty, overriding royalty, carried, net profits, working and other similar interests and contractual arrangements customary in the oil industry; liens for current taxes not yet due; and other encumbrances. In the case of undeveloped properties, investigation of record title will be made at the time of acquisition. Title reviews will be obtained before commencement of drilling operations.

Government Regulation

        Although our sale of oil will not be regulated, federal, state and local agencies have promulgated extensive rules and regulations applicable to our oil exploration, production and related operations. Most states, including Texas, require permits for drilling operations, drilling bonds and the filing of reports concerning operations and impose other requirements relating to the exploration of oil. Texas and other states also have statutes or regulations addressing conservation matters including provisions for the unitization or pooling of oil properties, the establishment of maximum rates of production from oil wells and the regulation of spacing, plugging and abandonment of such wells. The statutes and regulations of Texas and other states limit the rate at which oil is produced from wells. The federal and state regulatory burden on the oil industry increases our cost of doing business and affects our profitability. Because these rules and regulations are amended or reinterpreted frequently, we are unable to predict the future cost or impact of complying with those laws.

        As with the oil and natural gas industry in general, our properties are subject to extensive and changing federal, state and local laws and regulations designed to protect and preserve our natural resources and the environment. The recent trend in environmental legislation and regulation is generally toward stricter standards, and this trend is likely to continue. These laws and regulations often require a permit or other authorization before construction or drilling commences and for certain other activities; limit or prohibit access, seismic acquisition, construction, drilling and other activities on certain lands lying within wilderness and other protected areas; impose substantial liabilities for pollution resulting from our operations; and require the reclamation of certain lands.

        The permits required for many of our operations are subject to revocation, modification and renewal by issuing authorities. Governmental authorities have the power to enforce compliance with their regulations, and violations are subject to fines, injunctions or both. In the opinion of our management, we are in substantial compliance with current applicable environmental laws and regulations, and we have no material commitments for capital expenditures to comply with existing environmental requirements. Nevertheless, changes in existing environmental laws and regulations or in interpretations thereof could have a significant impact on us, as well as the oil and natural gas industry in general. The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and comparable state statutes impose strict and joint and several liabilities on owners and operators of certain sites and on persons who disposed of or arranged for the disposal of "hazardous substances" found at such sites. It is not uncommon for the neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Resource Conservation and Recovery Act ("RCRA") and comparable state statutes govern the disposal of "solid waste" and "hazardous waste" and authorize imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of "hazardous substance," state laws affecting our operations impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as "non-hazardous," such exploration and production wastes could be reclassified as hazardous wastes, thereby making such wastes subject to more stringent handling and disposal requirements.

Competition and Marketing

        We will be faced with strong competition from many other companies and individuals engaged in the oil business, some of which are very large, well-established energy companies with substantial capabilities and established earnings records. We may be at a competitive disadvantage in acquiring oil prospects since we must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs.

        Exploration for and the production of oil are affected by the availability of pipe, casing and other tubular goods and certain other oil field equipment including drilling rigs and tools. We will depend upon independent drilling contractors to furnish rigs, equipment and tools to drill our wells. Higher prices for oil may result in competition among operators for drilling equipment, tubular goods and drilling crews which may affect our ability expeditiously to drill, complete, recomplete and work-over wells.

        The market for oil is dependent upon a number of factors beyond our control, which at times cannot be accurately predicted. These factors include the extent of competitive domestic production and imports of oil, the availability of other sources of energy, fluctuations in seasonal supply and demand, and governmental regulation. In addition, there is always the possibility that new legislation may be enacted which would impose price controls or additional excise taxes upon crude oil. As of the date of this prospectus, all of our oil production was being sold to an independent oil company. The agreement with the independent oil company is on a month-to-month basis, and the price at which we sell our oil is established each month. The oil is transferred by truck from the well to a nearby refinery. We do not expect to have any difficulty in selling the oil produced from our wells in the foreseeable future.

        On June 23, 2011, 28 member countries of the International Energy Agency agreed to release 60 million barrels of oil, including 30 million barrels from the United States' Strategic Petroleum Reserve, in the subsequent months in response to the ongoing disruption of oil supplies from Libya.

        The market price for crude oil is significantly affected by policies adopted by the member nations of Organization of Petroleum Exporting Countries ("OPEC"). Members of OPEC establish prices and production quotas among themselves for petroleum products from time to time with the intent of controlling the current global supply and consequently price levels. We are unable to predict the effect, if any, that OPEC or other countries will have on the amount of, or the prices received for, crude oil.

Employees and Offices

        As of July 15, 2011, we had one full-time employee and two part-time employees.

        Our principal offices are located at 1330 Post Oak Blvd., Suite 1600, Houston, Texas 77056. Our offices, consisting of approximately 220 square feet, are leased until August 31, 2011 at a rate of $2,595 per month. Our lease includes fully furnished offices, administrative support and covered parking.

Legal Proceedings

        We are not a party to any pending or, to our knowledge any threatened, legal proceedings.

MANAGEMENT

Officers and Directors

        Our officers and directors are listed below, together with their ages, as of the date of this prospectus. Our directors are generally elected at our annual shareholders' meeting and hold office until the next annual shareholders' meeting, or until their successors are elected and qualified. Our executive officers are elected by our directors and serve at their discretion.

Name	Age	Position
Warren M. Dillard	69	President, Chief Executive, Financial and Accounting Officer and a Director
R. Gerald Bailey	70	Chairman of the Board and a Director
Michael L. Fraim	49	Vice President, Technology
Delton C. Drum	54	Vice President, Field Operations
Steven M. Powers	68	Vice President of Business Development, Secretary and a Director
Rick A. Wilber	63	Director
John P. Barton	67	Director

        The principal occupations of our officers and directors during the past several years are as follows:

        Warren M. Dillard has been our President, Chief Executive, Financial and Accounting Officer and a director since June 2010. Since February 2011 Mr. Dillard has been our Principal Financial and Accounting Officer. Mr. Dillard currently serves as a director of Surge Global Energy, Inc. which is a publicly traded oil and gas corporation. Since 2005, Mr. Dillard has served as the President and a director of Enercor, Inc., a private corporation involved in oil and gas exploration and development in the western United States. Mr. Dillard filed a personal bankruptcy petition in 2002 and received a discharge in July 2002. Mr. Dillard holds a degree in Accounting from Texas A & M University and an MBA in Finance from the Harvard Business School.

        R. Gerald Bailey has been our Chairman of the Board and a director since June 2010 and has approximately 45 years of experience as a petroleum engineer. Currently, Mr. Bailey is serving as chairman of BCM Energy Partners, Inc., an oil production firm. Since 1997, Mr. Bailey has served as the chairman of Bailey Petroleum, LLC, a consulting firm for oil and gas exploration and development corporations. Between 1993 and 1997, Mr. Bailey served as the President of Exxon Corporation, Arabian Gulf. He received a BS in Chemical Engineering from the University of Houston, and a MS in Chemical Engineering from New Jersey Institute of Technology.

        Michael L. Fraim, PhD. has been our Vice President for Technology since June 2010. Since 2006, Dr. Fraim has served as the Vice President, Technology for Ephraim Oil, LLC. Between 2004 and 2006, Dr. Fraim was employed by Alamos Consulting in Albuquerque, New Mexico. From time to time over the past five years, Dr. Fraim has been engaged on an independent contractor/consultant basis by various energy companies. Dr. Fraim holds a bachelor's degree, a masters degree and a PH.D degree in petroleum engineering from Texas A & M University.

        Delton C. Drum has been our Vice President for Field Operations since June 2010. Since 2003, Mr. Drum has been the President of C.F.O., Inc., an oil and gas firm involved in drilling and operating oil and gas wells. Since 1995, Mr. Drum has served as the Chief Executive Officer of Drum Equipment/Drum Oil & Gas, Inc. Mr. Drum has approximately 30 years of experience in the oil and gas industry as an operator, driller and well owner.

        Steven M. Powers has been a director since June 2010. Since February 2011, Mr. Powers has been our Vice President of Business Development and our Secretary. Since 2005, Mr. Powers has served as Chief Executive Officer, Chairman and a director of Enercor, Inc., a private corporation involved in oil and gas exploration and development. Prior to his association with Enercor, Mr. Powers was a real estate developer. Mr. Powers holds a degree in philosophy from the University of California at Santa Barbara as well as an MBA from the University of California at Los Angeles.

        Rick A. Wilber has been a director since June 2010. Mr. Wilber has been a director of Synergy Resources Corporation, a publicly traded oil and gas exploration and development corporation, since September 2008. Mr. Wilber has been a Director of Ultimate Software Group Inc. since October 2002 and serves as a member of its audit and compensation committees. Since 1984, Mr. Wilber has been a private investor in, and a consultant to, numerous development stage companies. Mr. Wilber holds a Bachelor of Science degree from the U.S. Military Academy at West Point.

        John P. Barton has been a director since June 2010. Since 2007, Mr. Barton has served as a managing partner of Energy Capital Partners, LLC, a venture capital firm. Since 2005, Mr. Barton has been a partner of Cambridge Energy Partners, LLC., an oil and gas investment firm. From time to time over the past five years Mr. Barton has been engaged on an independent contractor/consultant basis by various energy companies. Mr. Barton holds a degree in Economics and Finance from Millikin University.

        We believe that each of our directors' experience in oil and gas exploration and business development qualifies him to serve as one of our directors.

        Rick Wilber and John Barton are the members of our compensation committee. Our Board of Directors serves as our audit committee.

        Steven Powers, Rick Wilber and John Barton are independent, as that term is defined in Section 803 A(2) of the NYSE Amex Company Guide. Warren Dillard acts as our financial expert.

        We have adopted a code of ethics applicable to our principal executive, financial and accounting officers and persons performing similar functions.

Executive Compensation

        The following table summarizes the compensation received by our principal executive and financial officers during the period from inception (June 21, 2010) to September 30, 2010. Between June 21, 2010 and September 30, 2010, none of our executive officers received compensation in excess of $100,000.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus (2)	Restricted Stock Awards (3)	Option Awards (4)	All Other Annual Compensation (5)	Total
Warren Dillard	2010	$22,500	—	—	—	—	$22,500
President, Principal Executive,
Financial and Accounting Officer
R. Gerald Bailey	2010	$9,000	—	—	—	—	$9,000
Chairman of the Board
Michael Fraim	2010	—	—	—	—	—	—
Vice President Technology
Delton Drum	2010	—	—	—	—	—	—
Vice President Field Operations

(1)
The dollar value of base salary (cash and non-cash) earned.

(2)
The dollar value of bonus (cash and non-cash) earned.

(3)
The value of the shares of restricted stock issued as compensation for services computed in accordance with ASC 718 on the date of grant.

(4)
The value of all stock options computed in accordance with ASC 718 on the date of grant.

(5)
All other compensation received that could not be properly reported in any other column of the table.

        The following shows the amounts we expect to pay to our officers and directors during the twelve months ending July 31, 2012 and the amount of time these persons expect to devote to us.

Name	Projected Compensation	Percent of Time to be Devoted to our Business
Warren Dillard	$190,000	100%
R. Gerald Bailey	$120,000	25%
Steven Powers	$115,000	40%
Rick A. Wilber	$30,000	10%
John Barton	$54,000	30%

        Michael Fraim will provide consulting services from time to time and will be compensated on the basis of actual time spent.

        Delton Drum will be compensated through his company, C.F.O., Inc., which is the operator for any wells we drill in the Batson Dome Field. We entered into an operating agreement with C.F.O., Inc. dated October 1, 2010. As operator, C.F.O., Inc. will receive $2,500 per month for each well being drilled or completed, subject to reductions for days when a well, or wells, are not being drilled. In addition, C.F.O., Inc. will be paid $250 per month for each operating well. We may remove C.F.O., Inc. for good cause if it fails to cure a default under the operating agreement within 30 days notice from us of a default. C.F.O., Inc. is required to carry insurance for our benefit and may not undertake any single project requiring an expenditure in excess of $5,000 without our prior authorization, except in the case of an emergency. The operating agreement will remain in effect so long as the oil leases covered by the agreement continue in operation.

        We have an employment agreement with Warren Dillard which provides that Mr. Dillard will be paid a base salary of $12,500 per month, plus an amount equal to the federal and state taxes that he is required to pay with respect to his base salary. The employment agreement with Mr. Dillard can be terminated at any time, by either party, upon 10 days notice, without cause.

        We have an employment agreement with R. Gerald Bailey. Pursuant to the agreement, we agree to pay Mr. Bailey $10,000 per month for seven days of work per month, and $1,000 per day for each additional day. Our agreement with Mr. Bailey is terminable at any time, by either party without cause or penalty.

        We have an employment agreement with Steven Powers. Pursuant to the agreement, Mr. Powers agrees to devote approximately 40% of his time to our business and we agree to pay him a base salary of $7,500 per month, plus an amount equal to the federal and state taxes that he is required to pay with respect to his base salary. The employment agreement with Mr. Powers can be terminated at any time, by either party, upon 10 days notice, without cause.

        We do not have any employment or compensation agreements with Rick Wilber or John Barton.

        Non-Qualified Stock Option Plan.    We have a non-qualified stock option plan which authorizes the issuance of up to 1,500,000 shares of our common stock to persons that exercise options granted pursuant to the plan. Our employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the plan, provided, however, that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. In the future, the exercise price for options granted pursuant to the plan will not be less than 85% of the fair market value of our common stock on the date of grant.

        The following tables show all options granted pursuant to the Non-Qualified Stock Option Plan. As of July 15, 2011, none of the options had been exercised. The options are fully vested.

Name	Grant Date	Shares Issuable Upon Exercise of Options(1)	Exercise Price	Expiration Date
Warren M. Dillard	1-10-11	200,000	$1.00	1-10-14
R. Gerald Bailey	1-10-11	200,000	$1.00	1-10-14
Steven M. Powers	1-10-11	100,000	$1.00	1-10-14
Rick A. Wilber	1-10-11	150,000	$1.00	1-10-14
John P. Barton	1-10-11	100,000	$1.00	1-10-14
Ben Barton	1-10-11	100,000	$1.00	1-10-14

(1)
Any options which have not been exercised will automatically terminate upon the option holder's death, 90 days after the date the option holder voluntarily resigns as an officer, director or employee or in the event the option holder is terminated for cause. For purposes of these options, cause is defined as (i) the failure by the option holder to substantially perform his duties and obligations owed to us (other than any failure resulting from incapacity due to physical or mental illness); (ii) engaging in misconduct or a breach of fiduciary duty which is, or potentially is, materially injurious to us; (iii) commission of a felony; or (iv) the commission of a crime which is, or potentially is, materially injurious to us.

        Long-Term Incentive Plans.    We do not provide our officers or employees with pension, stock appreciation rights, long-term incentive or other plans.

        Employee Pension, Profit Sharing or other Retirement Plans.    We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

        Compensation of Directors During Period Ended September 30, 2010.    During the period ended September 30, 2010, we did not compensate our directors for acting as such.

        Compensation Committee Interlocks and Insider Participation.    Rick Wilber and John Barton are the members of our compensation committee. During the year ended September 30, 2010, both Mr. Wilber and Mr. Barton participated in deliberations concerning executive officer compensation. During the year ended September 30, 2010, none of our officers was also a member of the compensation committee or a director of another entity, which other entity had one of its executive officers serving as one of our directors.

RELATED PARTY TRANSACTIONS

        In July 2010, we sold 4,900,000 shares of our common stock at a price of $0.001 per share to our officers and directors and unrelated third parties.

        As explained in the section of this prospectus captioned "Business—Batson Dome Field," we acquired working interests in our oil and gas leases in the Batson Dome Field, as well as two producing and three shut-in oil wells, from C.F.O., Inc., a corporation controlled by Delton Drum, one of our officers. C.F.O., Inc., which retained a 10% working interest in these leases and wells, paid $200,000 for the leases and wells sold to us. As explained in the section of this prospectus captioned "Management—Executive Compensation," we pay C.F.O., Inc. to operate our oil wells. We believe that the terms of the transactions with C.F.O., Inc. were at least as favorable to us as those generally available from unaffiliated third parties. Certain state law definitions condition a director's independence upon whether or not the director also serves as an officer of ours or beneficially owns 5% or more of our common stock. According to these definitions, although the transactions with C.F.O., Inc. were fully approved by our board of directors we lacked sufficient disinterested independent directors to approve the transactions at the time the transactions were initiated.

        Other than as disclosed in this prospectus, we have not engaged in any material transactions with any of our founders, officers, directors, five percent or greater stockholders, or any affiliates of the foregoing persons (each an "Affiliated Person").

        We have not issued any preferred stock or made any loans to, or guaranteed any loans on behalf of, any Affiliated Person. In the future, we will not engage in material affiliated transactions with any Affiliated Person unless the terms of such transactions are approved by a majority of our independent directors who (i) do not have an interest in the transaction and (ii) are independent under state law definitions of independence requiring that the director neither be an officer nor beneficially own 5% or more of our common stock. Material affiliated transactions include and are not limited to the following transactions between us and any Affiliated Person: issuances of common or preferred stock to any Affiliated Person; making any loan to, or forgiving any loan with any Affiliated Person; and guaranteeing any loan on behalf of any Affiliated Person. We will enter into future material affiliated transactions only on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties.

        Prior to engaging into future material affiliated transactions, we will appoint, as necessary, and maintain at least two independent directors on our board of directors who are independent under state law definitions of independence requiring that the director neither be an officer nor beneficially own 5% or more of our common stock.

        We will provide our independent directors with access to our legal counsel, at our expense, or independent legal counsel in connection with any material affiliated transaction involving our founders, officers, directors, five percent or greater stockholders, or any affiliates of the foregoing persons. Our officers, directors, and counsel will (a) conduct due diligence necessary to assure that there is a reasonable basis for our representations regarding the approval process for material affiliated transactions, and (b) consider whether to embody the representations in our articles of incorporation or bylaws.

 PRINCIPAL SHAREHOLDERS

        The following table shows the beneficial ownership of our common stock, as of July 15, 2011, and as adjusted to reflect the sale of 7,000,000 units in this offering, by (i) each person whom we know beneficially owns more than 5% of the outstanding shares of our common stock, (ii) each of our officers, (iii) each of our directors, and (iv) all the officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock. Unless otherwise indicated, beneficial ownership is determined in accordance with the Rule 13d-3 promulgated under the Securities and Exchange Act of 1934, as amended, and includes voting or investment power with respect to shares beneficially owned.

			Percentage of the Class Beneficially Owned
	Number of Shares Beneficially Owned
Name and Address of Beneficial Owner			Before This Offering(1)	After This Offering(1)
Warren M. Dillard(2)	1,165,000	(2)(3)	14.4%	7.7%
1330 Post Oak Blvd., Suite 1600
Houston, Texas 77056
R. Gerald Bailey	500,000	(3)	6.2%	3.3%
1330 Post Oak Blvd., Suite 1600
Houston, Texas 77056
Michael L. Fraim	30,000		*	*
9266 N. Ventura Ave
Ventura, CA 93001
Delton C. Drum	40,000		*	*
2626 Royal Trail Dr.
Kingwood, TX 77339
Steven M. Powers(2)	1,065,000	(2)(4)	13.4%	7.1%
1999 Avenue of the Stars, Ste. 1100
Los Angeles, CA 90067
Rick A. Wilber	650,000	(5)	8.1%	4.3%
10360 Kestrel Street
Plantation, FL 33324
John P. Barton(2)	1,425,000	(2)(4)	17.9%	9.5%
1200 17th Street, Suite 570
Denver, CO 80202
All officers and directors as a group (7 persons)	4,875,000	(6)	56.6%	31.2%

*
Less than 1%

(1)
Assumes none of our outstanding notes is converted and none of our outstanding warrants is exercised.

(2)
Shares are beneficially held through trusts or other entities under the control of this beneficial owner. Includes 100,000 shares owned by Mr. Barton's wife.

(3)
Includes 200,000 shares issuable upon exercise of an option that is currently exercisable.

(4)
Includes 100,000 shares issuable upon exercise of an option that is currently exercisable.

(5)
Includes 150,000 shares issuable upon exercise of an option that is currently exercisable.

(6)
Includes 450,000 shares issuable upon exercise of options that are currently exercisable.

 SHARES ELIGIBLE FOR FUTURE SALE

This Offering

        Upon the completion of this offering, we expect to have 14,865,822 outstanding shares of common stock. This number assumes no exercise of the underwriters' over-allotment option, the Class A warrants, the representative's warrants or any other outstanding options and warrants. We expect to have 15,915,822 shares of common stock outstanding if the underwriters' over-allotment is exercised in full. Of these shares, the 7,000,000 shares of common stock issued as part of the units sold in this offering (8,050,000 shares if the underwriters' over-allotment option is exercised in full) will be freely tradable without restrictions or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 under the Securities Act. The 7,000,000 shares of common stock underlying the Class A warrants issued as part of the units sold in this offering (8,050,000 shares of common stock in the case of the Class A warrants if the underwriters' over-allotment option is exercised in full) will also be freely tradable after exercise, except for shares held by our affiliates.

Outstanding Restricted Stock

        As of the date of this prospectus, we had 7,865,822 outstanding shares of common stock held by 56 shareholders. These shares are restricted securities within the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration offered by Rule 144. Our officers and directors, who collectively own 4,325,000 shares of our common stock, have agreed not to sell or otherwise dispose of any of their shares of common stock for a period ending upon the earlier to occur of (i) one year from the effective date of the registration statement of which this prospectus is a part, or (ii) the date on which the price for our common stock equals or exceeds $3.00 for a period of ten consecutive days of quotation on the OTC Bulletin Board, without the prior written consent of Paulson Investment Company, Inc., the representative of the underwriters and subject to certain limited exceptions. After the expiration of the lock-up period, the 4,325,000 restricted shares subject to the lock-up may be sold in the public market pursuant to Rule 144. Under Rule 144, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their shares provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding a sale; (ii) we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for at least 90 days before the sale; and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

        Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of:

  •
  1% of the total number of shares of the same class then outstanding, which will equal 148,658 shares immediately after this offering; or

  •
  the average weekly trading volume of such shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale,

provided, in each case, that we have been subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

        Any sales under Rule 144 by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Additional Shares Which We May Issue

        The following shows the additional shares we may be required to issue as a result of the exercise of warrants or conversion of notes.

	Number of Shares	Note Reference
Shares issuable upon exercise of Class A warrants	7,000,000	(i	)
Shares issuable upon the conversion of notes	3,400,000	(ii	)
Shares issuable upon the exercise of Series A warrants	1,700,000	(ii	)
Shares issuable upon the exercise of Series B warrants	510,000	(ii	)
Shares issuable upon the exercise of Class A warrants which will be exchanged for Series C warrants	1,500,000	(iii	)
Shares issuable upon exercise Series D warrants	150,000	(iv	)
Shares issuable upon exercise of representative's warrants	1,400,000	(v	)
Shares issuable upon exercise of stock options	850,000	(vi	)

(i)
By means of this prospectus, we are offering to sell up to 7,000,000 Units. Each Unit consists of one share of our common stock and one Class A Warrant. Each Class A warrant allows the holder to purchase one share of our common stock at a price of $            (150% of the initial public offering price of the unit) per share. The shares issuable upon the exercise of the Class A Warrants do not give effect to the potential sale of up to 1,050,000 additional Units to cover over-allotments.

(ii)
In November and December 2010, we sold 34 units, at a price of $100,000 per unit, in a private offering. Each unit consisted of one promissory note in the principal amount of $100,000 and 50,000 Series A warrants. The notes are convertible into shares of our common stock at an initial conversion price of $1.00 per share. Each Series A warrant entitles the holder to purchase one share of our common stock at a price of $4.00 per share at any time on or before October 31, 2014.

  In connection with this private offering, we paid the placement agent for the offering a commission of $288,000 plus a non-accountable expense allowance of $72,000. We also issued the placement agent Series B warrants. The Series B Warrants allow the placement agent to purchase up to:

    •
    340,000 shares of our common stock at a price of $1.20 per share at any time prior to October 31, 2014; and

    •
    170,000 shares of our common stock at a price of $4.00 per share at any time prior to October 31, 2014.

  In March 2011, we issued 453,322 shares of our common stock to the placement agent upon the exercise of warrants which were exercised at a price of $0.10 per share.

(iii)
In February and March 2011, we sold 1,500,000 units at a price of $1.00 per unit in a private offering. Each unit consisted of one share of our common stock and one Series C warrant. Following the completion of this initial public offering, we plan to file a registration statement with the Securities and Exchange Commission registering the issuance of 1,500,000 Class A warrants in exchange for the 1,500,000 Series C warrants held by the investors in the private offering. By means of the same registration statement, we will register 1,500,000 shares of our common stock underlying these 1,500,000 Class A warrants.

(iv)
In connection with the private offering described in (iii) above, we paid the placement agent for the offering a commission of $150,000. We also issued the placement agent Series D warrants. The Series D warrants allow the placement agent to purchase up to 150,000 shares of our common stock at a price of $1.20 per share at any time prior to February 28, 2016. The placement agent will also receive a commission of $0.10 for each warrant sold in the private offering that is subsequently exercised.

(v)
We have agreed to issue to Paulson Investment Company, Inc., the representative of the underwriters of this offering, a warrant to purchase 700,000 units identical to the units offered by this prospectus, having an exercise price per unit equal to 120% of the initial unit public offering price.

(vi)
See "Management-Executive Compensation" for information concerning these options.

UNDERWRITING

        Paulson Investment Company, Inc. is acting as the representative of the underwriters. We and the underwriters named below have entered into an underwriting agreement with respect to the units being offered. In connection with this offering and subject to certain terms and conditions, each of the underwriters named below has severally agreed to purchase, and we have agreed to sell, the number of units set forth opposite the name of each underwriter.

Underwriter	Number of Units
Paulson Investment Company, Inc.

Total	7,000,000

        The underwriting agreement provides that the underwriters are obligated to purchase all of the units offered by this prospectus, other than those covered by the over-allotment option, if any units are purchased. The underwriters are offering the units when, as and if issued to and accepted by them, subject to a number of conditions. These conditions include, among other things, the requirements that no stop order suspending the effectiveness of the registration statement be in effect and that no proceedings for this purpose have been initiated or threatened by the Securities and Exchange Commission.

        The representative of the underwriters has advised us that the underwriters propose to offer our units to the public at the offering price set forth on the cover page of this prospectus and to selected dealers at that price less a concession of not more than $            per unit. The underwriters and selected dealers may reallow a concession to other dealers, including the underwriters, of not more than $            per unit. After completion of the public offering of the units, the offering price, the concessions to selected dealers and the reallowance to their dealers may be changed by the underwriters.

        The underwriters have informed us that they do not expect to confirm sales of our units offered by this prospectus on a discretionary basis.

        We have been advised by the representative of the underwriters that the underwriters intend to make a market in our securities but that they are not obligated to do so and may discontinue making a market at any time without notice.

        In connection with the offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically.

Over-allotment Option

        Pursuant to the underwriting agreement, we have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 1,050,000 units on the same terms as the other units being purchased by the underwriters from us. The underwriters may exercise the option solely to cover over-allotments, if any, in the sale of the units that the underwriters have agreed to purchase. If the over-allotment option is exercised in full, the total public offering price, underwriting discount and proceeds to us before offering expenses will be $            , $            and $            , respectively.

Stabilization

        The rules of the SEC generally prohibit the underwriters from trading in our securities on the open market during this offering. However, the underwriters are allowed to engage in some open market transactions and other activities during this offering that may cause the market price of our securities to be above or below that which would otherwise prevail in the open market. These activities may include stabilization, short sales and over-allotments, syndicate covering transactions and penalty bids.

  •
  Stabilizing transactions consist of bids or purchases made by the representative for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

  •
  Short sales and over-allotments occur when the representative, on behalf of the underwriting syndicate, sells more of our units than it purchases from us in this offering. To cover the resulting short position, the representative may exercise the over-allotment option described above or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will make available a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of shares covered by the registration statement.

  •
  Syndicate covering transactions are bids for or purchases of our securities on the open market by the representative on behalf of the underwriters in order to reduce a short position incurred by the representative.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the units originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

  •
  If the underwriters commence these activities, they may discontinue them at any time without notice. The underwriters may carry out these transactions on the Over the Counter Market or otherwise.

Indemnification

        The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Underwriters' Compensation

        We have agreed to sell the units to the underwriters at the initial offering price of $            per unit, which represents the initial public offering price of the units shown on the cover page of this prospectus less the 10% underwriting discount. The underwriting agreement also provides that Paulson Investment Company, Inc., as representative, will be paid a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of the units offered by this prospectus, excluding any units purchased on exercise of the over-allotment option. We are not required to pay, or reimburse the underwriters for, the legal fees incurred by the underwriters in connection with this offering.

        On completion of this offering, we will issue to the representative of the underwriters warrants to purchase up to 700,000 units, which will be identical to the units sold in this offering. The exercise price per unit will be $            , which is equal to 120% of the offering price of the units. The representative's warrants will be exercisable at any time beginning one year after the effective date of the registration statement of which this prospectus is part, and will expire on the fifth anniversary of the effective date. In compliance with the lock-up restrictions set forth in FINRA Rule 5110(g)(1), neither the representative's warrants nor the underlying securities may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of one year immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, and only if all securities so transferred remain subject to the one-year lock-up restriction for the remainder of the lock-up period.

        The holder of these representative's warrants will have, in that capacity, no voting, dividend or other stockholder rights. Any profit realized on the sale of the units issuable upon exercise of these warrants may be deemed to be additional underwriting compensation. The securities underlying these warrants are being registered pursuant to the registration statement of which this prospectus is a part. During the term of these warrants, the holder thereof is given the opportunity to profit from a rise in the market price of our common stock. We may find it more difficult to raise additional equity capital while these warrants are outstanding. At any time at which these warrants are likely to be exercised, we may be able to obtain additional equity capital on more favorable terms.

        The following table summarizes the underwriting discount we will pay to the underwriters and the non-accountable expense allowance we will pay to the representative of the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

	Per Unit	Total without Over-Allotment Option	Total with Over-Allotment Option
Total underwriting discount to be paid by us	$
Non-accountable expense allowance

Lock-Up Agreements

        Our officers and directors, who collectively own 4,325,000 shares of our common stock, have agreed that, for a period ending upon the earlier to occur of (i) one year from the effective date of the registration statement of which this prospectus is a part, or (ii) the date on which our common stock equals or exceeds $3.00 for a period of ten consecutive days of quotation on the OTC Bulletin Board, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, other than through existing Rule 10b5-1 trading plans (none of which currently exists), intra-family transfers or transfers to trusts for estate planning purposes, without the consent of Paulson Investment Company, Inc. which consent will not be unreasonably withheld. Paulson Investment Company, Inc. may consent to an early release from the 12-month lock-up period if, in its opinion, the market for the common stock would not be adversely affected by sales and in cases of an officer's or director's financial emergency. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the lock-up period.

Determination of Offering Price

        The public offering price of the units offered by this prospectus has been determined by negotiation between us and the underwriters. Among the factors considered in determining the public offering price of the units were:

  •
  our history and our prospects;

  •
  the industry in which we operate;

  •
  the status and development prospects for our products and services;

  •
  the previous experience of our executive officers; and

  •
  the general condition of the securities markets at the time of this offering.

        The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units can be resold at or above the public offering price.

 DESCRIPTION OF SECURITIES

Units

        By means of this prospectus we are offering Units at a price of $1.35 per unit. Each Unit consists of one share of our common stock and one Class A warrant.

        Initially the common stock and the Class A warrant will only be quoted as part of a unit for a minimum of 30 days unless the representative of the underwriters determines that an earlier date is acceptable. No later than the 45th day following the date of this prospectus, the common stock and the warrants will be quoted separately, and the units will no longer be quoted. We will notify our security holders regarding the separation of our units through the issuance of a press release and publication of a report on Form 8-K in advance of the date our units separate and the common stock and the Class A warrants begin to be quoted separately.

        The Class A warrants will be exercisable at any time after they become quoted separately until they either are redeemed or they expire in accordance with their terms on the fifth anniversary of the date of this prospectus. The exercise price of a Class A warrant is (150%) of the initial public offering price of the unit. Beginning six months after the date of this prospectus, the Class A warrants will be redeemable at our option for $0.25 per warrant upon 30 days' prior written notice, at any time after our common stock has closed at a price which is at least equal to 250% of the initial public offering price of the units for at least five consecutive trading days. The Class A warrants may only be redeemed if we have a current and effective registration statement available covering the exercise of the warrants.

Common Stock

        We are authorized to issue 50,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding shares of common stock can elect all directors.

        Holders of common stock are entitled to receive such dividends as may be declared by our Board out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our directors are not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

        Holders of common stock do not have preemptive rights to subscribe to any additional shares we may issue in the future. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Other Warrants

        See "Shares Eligible for Future Sale" for information concerning our other outstanding warrants.

Convertible Notes

        In November and December 2010, we sold convertible notes in the principal amount of $3,400,000 in a private transaction to accredited investors. The notes bear interest at 8% per year and mature on October 31, 2012. Interest is payable quarterly. At the holder's option, the notes can be converted into shares of our common stock, initially at a conversion price of $1.00 per share. With the proceeds from the sale of the notes, we acquired leases in the Batson Dome Field ($992,000), drilled and completed four wells in the Batson Dome Field ($1,900,000), paid sales commissions relating to the sale of the notes ($340,000) and paid corporate operating expenses ($168,000). We anticipate using future revenues, or the proceeds from future production-based financing, to repay the outstanding principal amount that remains unconverted and outstanding on the maturity date of the notes.

        Except for "exempt issuances," if we sell any additional shares of common stock or any securities convertible into common stock, at a price below the then applicable conversion price, the conversion price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be. The conversion price will also be proportionately adjusted in the event of any stock split, or capital reorganization. Exempt issuances are:

  •
  shares issued in connection with an acquisition of oil and gas properties, the acquisition of an unaffiliated company, a joint venture or similar strategic transaction where the primary purpose is not to raise cash; or

  •
  securities issued upon the conversion of the notes or the exercise of our Series D warrants.

        We may repay the notes, without penalty, upon 20 days written notice to the note holders if:

  •
  during any 20 trading days within a period of 30 consecutive trading days, the closing price of our common stock is $5.00 or greater and our common stock has an average daily trading volume of 50,000 shares or more during the 20 trading days; or

  •
  we complete a registered public offering of our common stock at an offering price of $4.00 per share or more with a minimum offering size of at least $2,000,000.

        The notes are secured by the oil and gas leases acquired, and any oil or gas wells drilled on the leases, with the proceeds from the sale of the notes.

        Any of the following are an event of default the occurrence of which could cause the notes to become immediately due and payable:

  •
  we fail to make any interest or principal payment when due;

  •
  we breach any representation, warranty or covenant or defaults in the timely performance of any other obligation in our agreements with the note holders and the breach or default continues uncured for a period of five business days after the date on which notice of the breach or default is first given to us, or ten trading days after we become, or should have become, aware of such breach or default; or

  •
  we file for protection from our creditors under the federal bankruptcy code, or a third party files an involuntary bankruptcy petition against us.

Vanguard Net Profits LLC

        Vanguard Net Profits, LLC, a Texas limited liability company (the "LLC"), has a 20% net profits interest in all wells drilled (estimated to be four wells) with the proceeds from our November and December sale of convertible notes. The net profits interest will be proportionately reduced in the event our working interest in a well is less than 90%. We have a 1% interest in the LLC. The 34 holders of the convertible notes described above have the remaining 99% interest. The LLC does not provide us with any management or other services.

        The term "net profits interests" means the gross revenues derived from the sale of our share of any oil or gas produced from any wells drilled with the proceeds from the convertible note offering, less our share of all costs and expenses associated with the wells, including:

  •
  Lease rentals and leasehold maintenance costs;

  •
  Landowners' royalties;

  •
  Overriding royalties;

  •
  Taxes, except any taxes based upon our net income;

  •
  Lease operating expenses;

  •
  The cost of reworking, repairing, or plugging any wells (including, without limitation, any salt water disposal or injection wells);

  •
  Fracturing and reservoir stimulation costs;

  •
  The costs of any equipment associated with the well, installed after completion, as well as the costs of replacing or repairing any equipment;

  •
  Environmental remedial and land restoration costs; and

  •
  All regulatory compliance costs.

        Upon any sale of any well drilled with the proceeds from the convertible note offering, or upon our liquidation or dissolution, the LLC will receive 20% of the net amount received from the sale of the well, multiplied by our working interest in the well.

        At any time, and in our sole discretion, we may purchase the net profits interests held by the LLC for $3,400,000.

Preferred Stock

        We are authorized to issue 5,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus we had not issued any shares of preferred stock.

Transfer Agent, Warrant Agent and Registrar

        Our transfer agent and registrar for our common stock and the warrant agent for our public warrants is:

    Corporate Stock Transfer
    3200 Cherry Creek Drive South, Suite 430
    Denver, Colorado 80209
    Phone: 303-282-4800
    Fax: 303-282-5800

LEGAL MATTERS

        The validity of the issuance of the securities offered by this prospectus will be passed upon for the company by Hart & Trinen, LLP, Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the underwriters by Holland & Knight, LLP, Portland, Oregon.

EXPERTS

        The financial statements of Vanguard Energy Corporation as of March 31, 2011 and September 30, 2010, and for the six-month period ended March 31, 2011 and the period July 19, 2010 (inception of development stage) through September 30, 2010 included in this prospectus have been so included in reliance on the report of Briggs & Veselka Co., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The statements of revenues and direct operating expenses of the Batson Dome wells, which were acquired from C.F.O., Inc. by Vanguard Energy Corporation, for the period from July 1, 2009 to December 31, 2009 and the period from January 1, 2010 to December 15, 2010 included in this prospectus have been so included in reliance on the report of Briggs & Veselka Co., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The information appearing in this prospectus with respect to our proved reserves as of March 31, 2011 was estimated by Nova Resources, Inc., independent petroleum engineers, and is included in this prospectus on the authority of such firm as experts in petroleum engineering.

GLOSSARY OF OIL AND GAS TERMS

        DEVELOPED ACREAGE. The number of acres that are allocated or assignable to productive wells or wells capable of production.

        DISPOSAL WELL. A well employed for the reinjection of salt water produced with oil into an underground formation.

        HELD BY PRODUCTION. A provision in an oil, gas and mineral lease that perpetuates an entity's right to operate a property or concession as long as the property or concession produces a minimum paying quantity of oil or gas.

        INJECTION WELL. A well employed for the injection into an underground formation of water, gas or other fluid to maintain underground pressures which would otherwise be reduced by the production of oil or gas.

        LANDOWNER'S ROYALTY. A percentage share of production, or the value derived from production, which is granted to the lessor or landowner in the oil and gas lease, and which is free of the costs of drilling, completing, and operating an oil or gas well.

        LEASE. Full or partial interests in an oil and gas lease, authorizing the owner thereof to drill for, reduce to possession and produce oil and gas upon payment of rentals, bonuses and/or royalties. Oil and gas leases are generally acquired from private landowners and federal and state governments. The term of an oil and gas lease typically ranges from three to ten years and requires annual lease rental payments of $1.00 to $2.00 per acre. If a producing oil or gas well is drilled on the lease prior to the expiration of the lease, the lease will generally remain in effect until the oil or gas production from the well ends. The owner of the lease is required to pay the owner of the leased property a royalty which is usually between 12.5% and 16.6% of the gross amount received from the sale of the oil or gas produced from the well.

        LEASE OPERATING EXPENSES. The expenses of producing oil or gas from a formation, consisting of the costs incurred to operate and maintain wells and related equipment and facilities, including labor costs, repair and maintenance, supplies, insurance, production, severance and other production excise taxes.

        NET ACRES OR WELLS. A net well or acre is deemed to exist when the sum of fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the fractional working interests owned in gross wells or acres expressed as whole numbers and fractions.

        NET REVENUE INTEREST. A percentage share of production, or the value derived from production, from an oil or gas well and which is free of the costs of drilling, completing and operating the well.

        OVERRIDING ROYALTY. A percentage share of production, or the value derived from production, which is free of all costs of drilling, completing and operating an oil or gas well, and is created by the lessee or working interest owner and paid by the lessee or working interest owner to the owner of the overriding royalty.

        PRODUCING PROPERTY. A property (or interest therein) producing oil or gas in commercial quantities or that is shut-in but capable of producing oil or gas in commercial quantities. Interests in a property may include working interests, production payments, royalty interests and other non-working interests.

        PROSPECT. An area in which a party owns or intends to acquire one or more oil and gas interests, which is geographically defined on the basis of geological data and which is reasonably anticipated to contain at least one reservoir of oil, gas or other hydrocarbons.

        PROVED RESERVES. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (prices and costs held constant as of the date the estimate is made).

        SHUT-IN WELL. A well which is capable of producing oil or gas but which is temporarily not producing due to mechanical problems or a lack of market for the well's oil or gas.

        UNDEVELOPED ACREAGE. Lease acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves. Undeveloped acreage should not be confused with undrilled acreage which is "Held by Production" under the terms of a lease.

        WORKING INTEREST. A percentage of ownership in an oil and gas lease granting its owner the right to explore, drill and produce oil and gas from a tract of property. Working interest owners are obligated to pay a corresponding percentage of the cost of leasing, drilling, producing and operating a well. After royalties are paid, the working interest also entitles its owner to share in production revenues with other working interest owners, based on the percentage of the working interest owned.

WHERE YOU CAN FIND MORE INFORMATION

        In connection with the units offered by this prospectus, we have filed a registration statement on Form S-1 under the Securities Act of 1933 with the SEC. This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits and schedules. For further information with respect to our units, shares and warrants, and us, you should refer to the registration statement and the accompanying exhibits. Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by the actual contents of the contract or other document referred to. You may inspect a copy of the registration statement and the accompanying exhibits without charge at the Securities and Exchange Commission's public reference facilities, Room 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement from those offices for a fee. You may obtain information on the operation of the public reference facilities by calling the Securities and Exchange Commission at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov.

        We intend to furnish our stockholders with annual reports containing financial statements audited by our independent registered public accounting firm.

VANGUARD ENERGY CORPORATION

INDEX TO FINANCIAL STATEMENTS

Audited Financial Statements as of September 30, 2010 and for the Period July 19, 2010 (Inception of Development Stage) through September 30, 2010; and as of March 31, 2011 and for the six months then ended:

Report of Independent Registered Public Accounting Firm	F-2
Balance Sheets	F-3
Statements of Operations	F-4
Statements of Stockholders' Equity	F-5
Statements of Cash Flows	F-6
Notes to the Financial Statements	F-7
Historical Financial Statements of the Batson Dome Wells for the Period from July 1, 2009 to December 31, 2009 and the Period from January 1, 2010 to December 15, 2010:
Report of Independent Registered Public Accounting Firm	F-22
Statements of Revenues and Direct Operating Expenses	F-23
Notes to Statements of Revenues and Direct Operating Expenses	F-24
Unaudited Pro Forma Financial Statements:
Introduction	F-28
Unaudited Pro Forma Statements of Revenues and Direct Operating Expenses for the Fiscal Year Ended September 30, 2010	F-29
Unaudited Pro Forma Statement of Revenues and Direct Operating Expenses for the Six Months Ended March 31, 2011	F-30
Notes to Unaudited Pro Forma Statement of Revenues and Operations and Direct Operating Expenses	F-31

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Vanguard Energy Corporation

        We have audited the accompanying balance sheets of Vanguard Energy Corporation ("the Company") as of March 31, 2011 and September 30, 2010 and the related statements of operations, stockholders' equity, and cash flows for the six month period ended March 31, 2011 and the period July 19, 2010 (inception of development stage) through September 30, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2011 and September 30, 2010, and the results of its operations and its cash flows for the six month period ended March 31, 2011 and the period July 19, 2010 (inception of development stage) through September 30, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.
A Professional Corporation
Certified Public Accountants
Bellaire, Texas

May 5, 2011

VANGUARD ENERGY CORPORATION

BALANCE SHEETS

	March 31, 2011	September 30, 2010
ASSETS
Current assets
Cash and cash equivalents	$1,217,402	$156,936
Accounts receivables	330,282	4,900
Deposit	—	50,000

Total current assets	1,547,684	211,836
Property and equipment
Oil and gas, on the basis of full cost accounting: Proved properties	2,369,998	—
Unproved properties and properties under development, not being amortized	978,887	367,533
Less: accumulated depreciation, depletion and amortization	(49,271)	—

Total property and equipment	3,299,614	367,533
Debt issuance costs	466,700	—
Other assets	110,738	—

Total assets	$5,424,736	$579,369

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$339,706	$1,945
Other liabilities	111,261	—
Note payable	—	285,668

Total current liabilities	450,967	287,613

Notes payable, net of discount of $710,716 and $0	2,689,284	—
Participation liability	737,886	—
Conversion feature liability	749,918	—
Warrant liabilities	456,367	—
Asset retirement obligations	20,856	—

Total liabilities	5,105,278	287,613

Commitments and contingencies	—	—
Stockholders' equity
Preferred stock, $0.00001 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.00001 par value; 50,000,000 shares authorized, 7,865,822 and 5,912,500 shares issued and outstanding	79	59
Additional paid-in capital	1,851,010	409,841
Accumulated deficit	(1,531,631)	(118,144)

Total stockholders' equity	319,458	291,756

Total liabilities and stockholders' equity	$5,424,736	$579,369

The accompanying notes are an integral part of these financial statements.

VANGUARD ENERGY CORPORATION

STATEMENTS OF OPERATIONS

	Six Months Ended March 31, 2011	July 19, 2010 (Inception) to September 30, 2010
Revenues
Oil and gas sales	$397,915	$—
Costs and expenses
Lease operating expense	76,123	—
Production taxes	18,013	—
Depreciation, depletion and amortization	49,271	—
Asset retirement obligation accretion	1,052	—
General and administrative	577,772	107,033
Other	47,113	11,111

Total costs and expenses	769,344	118,144

Loss from operations	(371,429)	(118,144)

Other income (expense)
Interest income	826	—
Interest expense	(196,435)	—
Change in fair value of warrant and conversion feature liabilities	(846,449)	—

Total other income (expense)	(1,042,058)	—

Loss before income taxes	(1,413,487)	(118,144)
Provision for income taxes	—	—

Net loss	$(1,413,487)	$(118,144)

Loss per share—Basic and diluted	$(0.22)	$(0.02)

The accompanying notes are an integral part of these financial statements.

VANGUARD ENERGY CORPORATION

STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock
			Additional Paid In Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount
Balance at July 19, 2010 (Inception)	—	$—	$—	$—	$—
Issuance of common stock	5,912,500	59	409,841	—	409,900
Net loss	—	—	—	(118,144)	(118,144)

Balance at September 30, 2010	5,912,500	$59	$409,841	$(118,144)	$291,756
Stock-based compensation	—	—	243,731	—	243,731
Exercise of warrants	453,322	5	181,299	—	181,304
Issuance of common stock	1,500,000	15	1,016,139	—	1,016,154
Net loss	—	—	—	(1,413,487)	(1,413,487)

Balance at March 31, 2011	7,865,822	$79	$1,851,010	$(1,531,631)	$319,458

The accompanying notes are an integral part of these financial statements.

VANGUARD ENERGY CORPORATION

STATEMENTS OF CASH FLOWS

	Six Months Ended March 31, 2011	July 19, 2010 (Inception) to September 30, 2010
Cash flows from operating activities
Net loss	$(1,413,487)	$(118,144)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation, depletion and amortization	49,271	—
Amortization of debt issuance costs	100,065	—
Asset retirement obligation accretion	1,052	—
Accretion of long-term debt discount	55,129	—
Stock-based compensation expense	243,731	—
Change in fair value of warrant and conversion feature liabilities	846,449	—
Change in operating assets and liabilities:
Accounts receivables	(325,382)	(4,900)
Deposit	50,000	(50,000)
Other assets	(2,595)	—
Accounts payable	85,900	1,945
Other liabilities	111,261	—

Net cash from operating activities	(198,606)	(171,099)

Cash flows from investing activities
Purchase of oil and gas properties	(309,247)	(40,000)
Capital expenditures on oil and gas properties	(2,043,355)	(41,865)

Net cash from investing activities	(2,352,602)	(81,865)

Cash flows from financing activities
Debt issuance costs	(422,774)	—
Pre-issuance equity offering costs	(108,143)	—
Proceeds from issuance of common stock	1,340,055	409,900
Proceeds from exercise of warrants	45,289	—
Repayment of note payable	(642,753)	—
Proceeds from issuance of notes payable	3,400,000	—

Net cash from financing activities	3,611,674	409,900

Net change in cash and cash equivalents	1,060,466	156,936
Cash and cash equivalents
Beginning of period	156,936	—

End of period	$1,217,402	$156,936

The accompanying notes are an integral part of these financial statements.

VANGUARD ENERGY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION

        Organization—Vanguard Energy Corporation (the "Company") was organized under the laws of the State of Colorado on June 21, 2010. The Company commenced operations on July 19, 2010 and is engaged in the acquisition, development and operation of onshore oil and gas properties in Texas.

        Development Stage Entity—The Company operated as a development stage enterprise until December 31, 2010 and, as such, its financial statements are no longer prepared in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 915, Development Stage Entities. For the period July 19, 2010 (inception of development stage) through December 31, 2010, the Company accumulated development stage losses of $290,543.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation—The Company's fiscal year-end is September 30th. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the "SEC"). A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

        Management Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as certain financial statement disclosures. While management believes that the estimates and assumptions used in the preparation of the financial statements are appropriate, actual results could differ from these estimates.

        Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with a maturity date of three (3) months or less to be cash equivalents.

        Oil and Gas Properties—The Company follows the full cost accounting method to account for oil and natural gas properties, whereby costs incurred in the acquisition, exploration and development of oil and gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical activities, rentals on nonproducing leases, drilling, completing and equipping of oil and gas wells and administrative costs directly attributable to those activities and asset retirement costs. Disposition of oil and gas properties are accounted for as a reduction of capitalized costs, with no gain or loss recognized unless such adjustment would significantly alter the relationship between capital costs and proved reserves of oil and gas, in which case the gain or loss is recognized to income.

        The capitalized costs of oil and gas properties, excluding unevaluated and unproved properties, are amortized as depreciation, depletion and amortization expense using the units-of-production method based on estimated proved recoverable oil and gas reserves.

        The costs associated with unevaluated and unproved properties, initially excluded from the amortization base, relate to unproved leasehold acreage, wells and production facilities in progress and wells pending determination of the existence of proved reserves, together with capitalized interest costs for these projects. Unproved leasehold costs are transferred to the amortization base with the costs of drilling the related well once a determination of the existence of proved reserves has been made or upon impairment of a lease. Costs associated with wells in progress and completed wells that have yet to be evaluated are transferred to the amortization base once a determination is made whether or not

VANGUARD ENERGY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

proved reserves can be assigned to the property. Costs of dry wells are transferred to the amortization base immediately upon determination that the well is unsuccessful.

        All items classified as unproved property are assessed on a quarterly basis for possible impairment or reduction in value. Properties are assessed on an individual basis or as a group if properties are individually insignificant. The assessment includes consideration of various factors, including, but not limited to, the following: intent to drill; remaining lease term; geological and geophysical evaluations; drilling results and activity; assignment of proved reserves; and economic viability of development if proved reserves are assigned. During any period in which these factors indicate an impairment, the cumulative drilling costs incurred to date for such property and all or a portion of the associated leasehold costs are transferred to the full cost pool and become subject to amortization.

        Under full cost accounting rules for each cost center, capitalized costs of evaluated oil and gas properties, including asset retirement costs, less accumulated amortization and related deferred income taxes, may not exceed an amount (the "cost ceiling") equal to the sum of (a) the present value of future net cash flows from estimated production of proved oil and gas reserves, based on current economic and operating conditions, discounted at ten percent (10%), plus (b) the cost of properties not being amortized, plus (c) the lower of cost or estimated fair value of any unproved properties included in the costs being amortized, less (d) any income tax effects related to differences between the book and tax basis of the properties involved. If capitalized costs exceed this limit, the excess is charged to earnings.

        Given the volatility of oil and gas prices, it is reasonably possible that the estimate of discounted future net cash flows from proved oil and gas reserves could change in the near term. If oil and gas prices decline in the future, even if only for a short period of time, it is possible that impairments of oil and gas properties could occur. In addition, it is reasonably possible that impairments could occur if costs are incurred in excess of any increases in the present value of future net cash flows from proved oil and gas reserves, or if properties are sold for proceeds less than the discounted present value of the related proved oil and gas reserves.

        Revenue Recognition—Oil and gas sales result from undivided interests held by the Company in oil and gas properties. Sales of oil and gas produced from oil and gas operations are recognized when the product is delivered to the purchaser and title transfers to the purchaser. The Company had no natural gas sales imbalance positions at March 31, 2011. Charges for gathering and transportation are included in production expenses.

        Asset Retirement Obligations—The Company records asset retirement obligations ("ARO") associated with its oil and gas wells when those assets are placed in service. The corresponding cost is capitalized as part of the carrying amount of oil and gas properties and is depleted over the useful life of the properties. Subsequently, the ARO liability is accreted to its then-present value.

        Inherent in the fair value calculation of an ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance. Settlements greater than or less than amounts accrued as ARO are recorded as a gain or loss upon settlement.

VANGUARD ENERGY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Capitalized Interest—Interest is capitalized as part of the historical cost of developing and constructing assets for significant projects. Significant oil and gas investments in unproved properties, significant exploration and development projects for which depreciation, depletion and amortization expense is not currently recognized, and exploration or development activities that are in progress qualify for interest capitalization. Interest is capitalized until the asset is ready for service. Capitalized interest is determined by multiplying the Company's weighted-average borrowing cost on debt by the average amount of qualifying costs incurred. Once an asset subject to interest capitalization is completed and placed in service, the associated capitalized interest is expensed through depreciation or impairment, along with other capitalized costs related to that asset.

        Debt Issuance Costs—Costs incurred in connection with the issuance of long-term debt are capitalized and amortized over the term of the related debt.

        Participation Liability—The participation liability associated with outstanding long-term debt is recorded at fair value as determined utilizing a present value factor of 10 applied to proved developed reserves. Payments made for the participation liability are reported as interest expense. Changes in the fair value of the participation liability are recorded as additions or deductions to the discount on the long-term debt.

        Conversion Feature Liability and Warrant Liabilities—The conversion feature liabilities and warrant liabilities and are recorded at fair value based upon valuation models utilizing relevant factors such as expected life, estimated volatility, risk-free interest and expected dividend rate. Changes in the fair value of these liabilities are reported in the statements of operations.

        Share-Based Compensation—The Company accounts for employee share-based compensation using the fair value method. The fair value attributable to share options is calculated based on the Black-Scholes option pricing model and is amortized to expense over the service period which is equivalent to the time required to vest the share options.

        Income Taxes—Income taxes are provided based on the liability method for financial reporting purposes. Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

        Uncertain tax positions are recognized in the financial statements only if that position is more likely than not of being sustained upon examination by taxing authorities, based on the technical merits of the position. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense.

        The Company is required to file federal income tax returns in the United States and in various state and local jurisdictions. Initial filings of the Company's income tax returns have not been made since the Company was organized on June 21, 2010. The Company's periodic tax returns will be subject to examination by taxing authorities in the jurisdictions in which it operates in accordance with the normal statutes of limitations in the applicable jurisdiction.

VANGUARD ENERGY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Earnings (Loss) Per Share—Basic earnings (loss) per share have been calculated based upon the weighted-average number of common shares outstanding. The weighted-average number of common shares outstanding used in the computations of earnings (loss) per share was 6,468,301 for the six months ended March 31, 2011 and 5,570,205 for the period from inception through September 30, 2010. The calculation of diluted weighted-average shares outstanding for the six months ended March 31, 2011 excludes 4,710,000 shares issuable pursuant to outstanding warrants and stock options because their effect is anti-dilutive. For the period from inception through September 30, 2010, the Company had no dilutive instruments outstanding.

        Concentration of Credit Risk—The Company is subject to credit risk resulting from the concentration of its oil and natural gas receivables with significant purchasers. One purchaser accounted for all of the Company's oil and gas sales revenues for the six month period ended March 31, 2011. The Company does not require collateral. While the Company believes its recorded receivable will be collected, in the event of default the Company would follow normal collection procedures. The Company does not believe the loss of this purchaser would materially impact its operating results as oil and gas are fungible products with well-established markets and numerous purchasers.

        At times, the Company maintains deposits in federally insured financial institutions in excess of federally insured limits. Management monitors the credit ratings and concentration of risk with these financial institutions on a continuing basis to safeguard cash deposits.

        Fair Value Measurements—The carrying value of cash and cash equivalents, other receivables, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. The estimated fair value of long-term debt was determined by discounting future cash flows using rates currently available to the Company for debt with similar terms and remaining maturities. The Company calculated that the estimated fair value of the long term debt is not significantly different than the carrying value of the debt. The participation liability associated with outstanding long-term debt was determined by utilizing a present value factor of 10 applied to proved developed reserves associated with the wells drilled with the proceeds of the notes.

        Fair value is defined as the price that would be received to sell an asset or price paid to transfer a liability in an orderly transaction between market participants at the measurement date. Inputs used in determining fair value are classified for disclosure purposes according to a hierarchy that prioritizes those inputs based upon the degree to which they are observable. The three levels of the fair-value-measurement hierarchy are as follows:

  •
  Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

  •
  Level 2—Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the asset or the liability; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

VANGUARD ENERGY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  •
  Level 3—Unobservable inputs reflecting the Company's own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

        In determining fair value, the Company utilizes observable market data when available, or models that incorporate observable market data. In addition to market information, the Company incorporates transaction-specific details that, in management's judgment, market participants would take into account in measuring fair value. The Company utilizes the most observable inputs available for the valuation technique employed. If a fair value measurement reflects inputs at multiple levels within the hierarchy, the fair-value measurement of both financial and nonfinancial assets and liabilities are characterized based upon the lowest level of input that is significant to the fair value measurement.

        Recently Issued Accounting Pronouncements—In December 2010, the FASB issued ASU 2010-28 which amends Intangibles—Goodwill and Other. The ASU modifies Step 1 of the goodwill impairment test for reporting units with zero or negative carrying amounts. For those reporting entities, they are required to perform Step 2 of the goodwill impairment test if it is more likely than not that a goodwill impairment exists. An entity should consider whether there are any adverse qualitative factors indicating that impairment may exist. The qualitative factors are consistent with the existing guidance in Topic 350, which requires that goodwill of a reporting unit be tested for impairment between annual tests if an event occurs or circumstances changes that would more likely than not reduce the fair value of a reporting unit below its carrying amount. ASU 2010- 28 is effective for fiscal years, and interim periods within those years beginning after December 15, 2010. The adoption of this guidance is not expected to have a material impact on the Company's financial statements.

        In December 2010, the FASB issued ASU 2010-29 which address diversity in practice about the interpretation of the pro forma revenue and earnings disclosure requirements for business combinations. This ASU specifies that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period only. This ASU also expands the supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. ASU 2010-29 is effective prospectively for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2010. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company's financial statements.

        The Company has implemented all new accounting pronouncements and does not believe that there are any other new accounting pronouncements that have been issued that may have a material impact on its financial statements.

NOTE 3—OIL AND GAS ACQUISITIONS

        On September 30, 2010, the Company acquired a forty percent (40%) working interest in mineral leases for 220 acres in Hardin County, Texas, within the area known as the Batson Dome Field, from C.F.O., Inc., a corporation controlled by Delton Drum, one of the Company's officers, for the total consideration of $325,668, consisting of a cash payment of $40,000 and a secured 90-day promissory

VANGUARD ENERGY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 3—OIL AND GAS ACQUISITIONS (Continued)

note for $285,668. On October 1, 2010, the Company acquired an additional fifty percent (50%) working interest in the Batson Dome Field for the total consideration of $407,085, consisting of a cash payment of $50,000 and a secured 90-day promissory note for $357,085. The 90-day promissory notes bore interest at eight percent (8%) per annum and were repaid in December 2010 (see Note 5). Although the leases are in a previously developed oil and gas field, these purchases excluded any interest in existing well bores or surface equipment.

        On December 16, 2010, and in payment of $259,247 in cash, the Company acquired a ninety percent (90%) interest in 10 acres adjacent to its existing 220 acres under lease in the Batson Dome Field, as well as a ninety percent (90%) working interest in two producing oil wells and three shut in wells located on the 10 acre lease. The leases and wells were acquired from C.F.O., Inc. This purchase was accounted for under the acquisition method of accounting and, as such, the assets and liabilities of the acquired properties are recognized at their estimated fair values as of the date of the acquisition. The estimated fair value of these properties approximates the consideration paid, which the Company concluded approximates the fair value that would be paid by a typical market participant. Acquisition-related costs of approximately $15,000 were expensed. The purchase price for the acquisition was allocated as follows:

Consideration paid—cash	$259,247
Recognized amounts of identifiable assets acquired and liabilities assumed:
Proved developed and undeveloped properties	$274,463
Asset retirement obligation	(15,216)

Total identifiable net assets	$259,247

        The unaudited financial information in the table below summarizes the combined results of the Company's operations and the properties acquired, on a pro forma basis, as though the purchase had taken place at the beginning of each period presented. The pro forma information is based on the Company's results of operations for the six month period ended March 31, 2011 and the period July 19, 2010 (inception of development stage) through September 30, 2010, on historical results of the properties acquired, and on estimates of the effect of the transactions to the combined results. The pro forma information is not necessarily indicative of results that actually would have occurred had the transaction been in effect for the periods indicated, or of results that may occur in the future.

	Six Months Ended March 31, 2011		July 19, 2010 (Inception) to September 30, 2010
	Actual	Proforma	Actual	Proforma
Revenues	$397,915	$405,135	$—	$7,896
Net loss	(1,413,487)	(1,411,888)	(118,144)	(118,183)
Loss per share—Basic and diluted	(0.22)	(0.22)	(0.02)	(0.02)

        Through these acquisitions, the Company owns a ninety percent (90%) working interest in mineral leases for 230 acres in the Batson Dome Field. C.F.O., Inc. owns the remaining ten percent (10%) working interest and is the operator for the mineral leases pursuant to a joint operating agreement between the Company and C.F.O., Inc.

VANGUARD ENERGY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 3—OIL AND GAS ACQUISITIONS (Continued)

        Under certain conditions, the Company has the option to acquire leases covering 107 acres adjacent to the leases described above. The purchase price for these leases would be approximately $360,000.

NOTE 4—ASSET RETIREMENT OBLIGATIONS

        The following table shows the change in the Company's ARO for the six month period ended March 31, 2011. The Company had no ARO during the period July 19, 2010 (inception of development stage) through September 30, 2010 as it had no wells in service.

Asset retirement obligations at beginning of period	$—
Obligations assumed in acquisition	15,216
Additional retirement obligations incurred	4,588
Accretion expense	1,052

Asset retirement obligations at end of period	$20,856

NOTE 5—LONG-TERM DEBT

        In December 2010, the Company completed the issuance of $3,400,000 in Convertible Promissory Notes, due and payable on October 31, 2012 and convertible, at the holder's option, into common stock of the Company at $1.00 per share at any time after April 30, 2011. The Convertible Promissory Notes bear interest at 8% per year, payable quarterly. In addition, the note holders were issued 1,700,000 Series A warrants to purchase the Company's common stock at $4.00 per share any time on or before October 31, 2014 and were additionally granted a twenty percent (20%) net profits interest payable quarterly in any oil wells drilled and completed with the proceeds of the notes. The notes are secured by the oil and gas leases acquired, and any oil or gas wells drilled on the leases, with the proceeds from the sale of the notes. The net proceeds of the notes were used to retire the 90-day notes issued for the purchase of the Batson Dome Field, drill new wells on the acquired field and provide for corporate working capital.

        Except in certain circumstances, the conversion price of the notes will be lowered if the Company sells any additional shares of common stock or any securities convertible into common stock, at a price below the then applicable conversion price. The conversion price will also be proportionately adjusted in the event of any stock split, or capital reorganization. The Convertible Promissory Notes may be prepaid, without penalty, upon twenty days written notice to the note holders if (i) during any twenty trading days within a period of thirty consecutive trading days, the closing price of the Company's common stock is $5.00 or greater and has an average daily trading volume of 50,000 shares or more during the twenty trading days, or (ii) the Company completes a registered public offering of its common stock at an offering price of $4.00 per share or more with a minimum offering size of at least $2,000,000.

        Direct costs of $422,774 were incurred in connection with the issuance of the Convertible Promissory Notes. The Company also issued the placement agent Series B warrants for the purchase of up to 340,000 shares of common stock at a price of $1.20 per share at any time prior to October 31, 2014, 170,000 shares of common stock at a price of $4.00 per share at any time prior to October 31, 2014, and 453,322 shares of common stock at a price of $0.10 per share at any time prior to March 31,

VANGUARD ENERGY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 5—LONG-TERM DEBT (Continued)

2011. The warrants also provide for similar adjustment to their exercise prices as the conversion price of the notes discussed above.

        Pursuant to FASB ASC 815, Derivatives and Hedging, the fair value of the embedded conversion feature upon issuance of $26,771 has been recorded as a conversion feature liability. This fair value was computed using a binomial model using the following assumptions: (1) expected life of 1.9 years; (2) volatility of 40.8%; (3) risk free interest of 0.45% and a dividend rate of zero. Likewise, the original fair values of the warrants issued to the note holders and to the placement agent have been recorded as warrant liabilities. The fair values of the warrant liabilities were computed using the Black-Scholes pricing model using the following assumptions: (1) expected life of 0.33 to 3.9 years; (2) volatility of 40.8%; (3) risk free interest of 0.45% to 1.0%; and (4) a dividend rate of zero.

        The initial fair values of the embedded conversion feature and the warrants issued to note holders were recorded as discounts to the Convertible Promissory Notes. The initial fair value of warrants issued to the placement agent of $143,948 was recorded as debt issuance costs. The Company's gross outstanding balance of the Convertible Promissory Notes was $3,400,000 as of March 31, 2011. As of March 31, 2011, the unamortized discount on the Convertible Promissory Notes totaled $710,716. Interest expense for the amortization of debt issuance cost and discount on the notes was $155,194 for the six month period ended March 31, 2011. The effective interest rate of the Convertible Promissory Notes (net of the participation liability discussed below) was 27.2% as of March 31, 2011.

        The note holder's twenty percent (20%) net profits interest granted with the issuance of the Convertible Promissory Notes is owned by Vanguard Net Profits, LLC, a Texas limited liability company (the "Fund"). The Company has a 1% interest in the Fund and is the Fund's manager on behalf of the notes holders who own the remaining interest.

        The Company has recognized a participation liability related to the net profits interest granted. This participation liability is reflected in the liability section of the balance sheet at its estimated fair value of $737,886 as of March 31, 2011. The Company estimated the fair value of the participation liability utilizing a present value factor of 10 applied to proved developed reserves associated with the wells drilled and completed with the proceeds of the notes. At any time, the Company may purchase the net profits interests held by the Fund for $3,400,000.

        The Company incurred expense associated with the net profits interest granted during the six months ended March 31, 2011 of $73,983. This amount is reported as interest expense in the statement of operations.

NOTE 6—INCOME TAXES

        The provision for income taxes consists of the following:

	Six Months Ended March 31, 2011	July 19, 2010 (Inception) to September 30, 2010
Current	$—	$—
Deferred	—	—

Total	$—	$—

VANGUARD ENERGY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 6—INCOME TAXES (Continued)

        The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate (34%) on operations as follows:

	Six Months Ended March 31, 2011	July 19, 2010 (Inception) to September 30, 2010
Income tax expense computed at statutory rates	$(480,586)	$(40,169)
Non-deductible items	3,400	(2,040)
Change in valuation allowance	477,186	42,209

Total	$—	$—

        The components of the net deferred tax asset were as follows:

	March 31, 2011	September 30, 2010
Deferred tax assets
Net operating loss carryforwards	$896,885	$42,209
Stock-based compensation	82,869	—
Deferred tax liability—oil & gas properties	(460,359)	—

Net deferred tax assets before valuation allowance	519,395	42,209
Valuation allowance	(519,395)	(42,209)

Net deferred tax asset	$—	$—

        A valuation allowance has been established to offset reported deferred tax assets. The Company's accumulated net operating losses were approximately $2.9 million at March 31, 2011 and expire if not utilized by the year 2031.

NOTE 7—STOCKHOLDERS' EQUITY

        Preferred Stock—5,000,000 shares authorized, none issued or outstanding.

        Common Stock—The Company is authorized to issue an aggregate of 50,000,000 shares of common stock with $0.00001 par value. In July 2010, the Company sold 4,900,000 shares of common stock at $0.001 per share in a private placement. In September 2010, the Company completed a second private placement of 1,012,500 shares of common stock at $0.40 per share. Net proceeds from the private placements were used for general corporate purposes, including capital expenditures.

        In February and March 2011, the Company sold 1,500,000 units at a price of $1.00 per unit to private investors. Each unit consisted of one share of common stock and one Series C warrant. Each Series C warrant allows the holder to purchase one share of Company common stock at a price of $2.00 per share at any time prior to February 28, 2016. The Company also issued the placement agent Series D warrants for the purchase of up to 150,000 shares of common stock at a price of $1.20 per share at any time prior to February 28, 2016.

        As of March 31, 2011, 7,865,822 common shares were outstanding.

VANGUARD ENERGY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 7—STOCKHOLDERS' EQUITY (Continued)

        Warrants—The following table summarizes certain information regarding outstanding warrants as of March 31, 2011 and September 30, 2010:

					Warrants Outstanding
				Exercise Price
Series	Issuance Date	Expiration Date			2011	2010
A	December 1, 2010	October 31, 2014		$4.00	1,700,000	1,700,000
B	December 1, 2010	October 31, 2014		$1.20	340,000	340,000
B	December 1, 2010	October 31, 2014		$4.00	170,000	170,000
B	December 1, 2010	March 31, 2011	(1)	$0.10	—	453,332
C	February 28, 2011	February 28, 2016		$2.00	1,500,000	—
D	February 28, 2011	February 28, 2016		$1.20	150,000	—

(1)
Exercised in March 2011.

NOTE 8—STOCK-BASED COMPENSATION

        On January 10, 2011, the Board of Directors approved a Non-Qualified Stock Option Plan (the "Plan") which authorizes the issuance of up to 1,500,000 shares of Company common stock to persons that exercise options granted pursuant to the Plan. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors, and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

        Options for the purchase of 850,000 shares of the Company's common stock were issued to members of executive management and the Board of Directors on January 10, 2011. The stock options have an exercise price of $1.00 per share and were fully vested on the date of grant. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option pricing model and the following assumptions:

Risk-free interest rate	0.99%
Expected dividend rate	0.00%
Expected volatility	40.80%
Expected life (years)	3
Calculated value of options granted	$0.29

        The Company recognized stock-based compensation expense of $243,731 during the six month period ended March 31, 2011. No stock options have been exercised to date.

NOTE 9—COMMITMENTS AND CONTINGENCIES

        Drilling Commitments—Management estimates the Company's capital requirements for the next twelve months, including drilling and completing wells in the Batson Dome Field and various other projects, will total approximately $7,900,000. Three wells were completed and placed into production during the Company's fiscal second quarter. A fourth well was started in the Company's fiscal second quarter and completed during the Company's fiscal third quarter. Rework, at an estimated cost of $250,000, for two shut-in wells acquired is expected to begin during the Company's fiscal third quarter.

VANGUARD ENERGY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 9—COMMITMENTS AND CONTINGENCIES (Continued)

        By agreement dated March 15, 2011 the Company entered into a Farmout Agreement with an unrelated third party pertaining to a 100 acre lease in the Batson Dome Field. Pursuant to the agreement, the Company has the option to drill a well on the lease by August 15, 2011. Subject to drilling, the first well by August 15, 2011, the Company has the option of drilling additional wells on the lease, provided however, that if it does not drill at least six wells in any twelve month period the Company's right to drill any additional wells on the lease will terminate. For each well drilled, the Company will receive a partial assignment of the lease covering the two acres surrounding the well. The Company will have a 100% working interest (75% net revenue interest) in any wells it drills on the leased acreage. The Company estimates the cost of drilling and completing any well on this lease will be approximately $500,000.

        Management Agreements—In June 2010, the Company entered into an agreement with an entity controlled by the its Chief Executive Officer ("CEO") to provide for his personal part-time management consulting services for $7,500 per month, on a month-to-month basis. Also in June 2010, the Company entered into a consulting services agreement with its Chairman of the Board to provide for his personal part-time management consulting services for $3,000 per month, on a month-to-month basis. Beginning in January 2011, the monthly payment was increased to $12,500 for the CEO and $10,000 for the Chairman. In May 2011, these consulting arrangements were replaced with employment agreements for each executive.

        Office Lease—The Company leases office space under an operating lease through August 2011. Rent expense for the six month period ended March 31, 2011 and the period July 19, 2010 (inception of development stage) through September 30, 2010 totaled $15,413 and $6,415, respectively. Future minimum lease payments under the lease total approximately $13,000 for fiscal 2011. The Company expects to renew this lease at similar terms upon its expiration.

NOTE 10—FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following table summarizes the financial liabilities measured at fair value on a recurring basis as of March 31, 2011 and September 30, 2010:

	Level	March 31, 2011	September 30, 2010
Participation liability	3	$737,886	$—
Conversion feature liability	3	749,918	—
Warrant liabilities	3	456,367	—

Total liabilities		$1,944,171	$—

        Assets and liabilities that are not recognized or disclosed on a recurring basis include those measured at fair value in a business combination and the initial recognition of asset retirement obligations (see Notes 3 and 4).

VANGUARD ENERGY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 10—FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

        The following tables present a reconciliation of those liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

	Participation Liability	Conversion Feature Liability	Warrant Liabilities	Total
Balance at September 30, 2010	$—	$—	$—	$—
Purchases, issuances and settlements	(663,903)	(26,771)	(333,065)	(1,023,739)
Gains (losses) included in earnings	(73,983)	(723,147)	(123,302)	(920,432)

Balance at March 31, 2011	$(737,886)	$(749,918)	$(456,367)	$(1,944,171)

NOTE 11—SUPPLEMENTAL CASH FLOW INFORMATION

	Six Months Ended March 31, 2011	July 19, 2010 (Inception) to September 30, 2010
Interest paid	$33,444	$—
Payments on participation liability reported as interest expense	36,522	—
Interest capitalized (non-cash)	134,186	—
Noncash investing and financing activities:
Capital expenditures included in accounts payable	251,861	—
Issuance of notes payable for oil and gas	357,085	285,668
Warrant liability settled on exercise	136,015	—
Recognition of liabilities for issuance of:
Series A warrants	1,188	—
Series B warrants	143,948	—
Series C warrants	274,516	—
Series D warrants	49,385	—
Recognition of conversion option liability	26,771	—
Recognition of participation liability	737,886	—
Asset retirement obligations incurred	4,588

VANGUARD ENERGY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 12—SUPPLEMENTAL INFORMATION RELATING TO OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

        Estimated Quantities of Proved Reserves.    Nova Resources, Inc., an independent engineering firm, prepared the estimates of the proved reserves, future production, and income attributable to the leasehold interests as of March 31, 2011. Estimates of Proved Reserves as of September 30, 2010 were prepared by management using the report of Nova Resources, Inc. The estimated proved net recoverable reserves presented below include only those quantities that were expected to be commercially recoverable at prices and costs in effect at the balance sheet dates under the then existing regulatory practices and with conventional equipment and operating methods. Proved Developed Reserves represent only those reserves estimated to be recovered through existing wells. Proved Undeveloped Reserves include those reserves that may be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure for recompletion or secondary recovery operations is required. All of the Company's Proved Reserves are located onshore in the continental United States of America.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider unproved reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is subjective and imprecise.

        The following table sets forth estimates of the proved oil and gas reserves (net of royalty interests) for the Company and changes therein, for the periods indicated.

Estimated Quantities of Proved Reserves

Oil (Bbls)
June 21, 2010	—
Purchases of reserves in place	164,950
Production	—

September 30, 2010	164,950
Purchases of reserves in place	362,790
Production	(6,631)

March 31, 2011	521,109

        Standardized Measure of Discounted Future Net Cash Flows.    The Standardized Measure related to proved oil and gas reserves is summarized below. Future cash inflows were computed by applying a twelve month average of the first day of the month prices to estimated future production, less estimated future expenditures (based on year end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expense. Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows, less the tax basis of properties involved. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value or the present value of the Company.

VANGUARD ENERGY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 12—SUPPLEMENTAL INFORMATION RELATING TO OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED) (Continued)

Estimated Quantities of Proved Reserves

Oil (Bbls)
Proved developed reserves:
March 31, 2011	107,670
September 30, 2010	31,791
Proved undeveloped reserves:
March 31, 2011	413,439
September 30, 2010	133,527

Standardized Measure of Oil and Gas

March 31, 2011
Future cash inflows	$43,472,967
Future production costs	(5,191,693)
Future development costs	(7,425,000)
Future income taxes	(9,008,374)

Future net cash flows	21,847,900
Discount of future net cash flows at 10% per annum	(4,022,425)

Standardized measure of discounted future net cash flows	$17,825,475

September 30, 2010
Future cash inflows	$13,672,292
Future production costs	(1,611,534)
Future development costs	(2,750,000)
Future income taxes	(2,381,361)

Future net cash flows	6,929,397
Discount of future net cash flows at 10% per annum	(2,381,915)

Standardized measure of discounted future net cash flows	$4,547,482

VANGUARD ENERGY CORPORATION

NOTES TO THE FINANCIAL STATEMENTS (Continued)

NOTE 12—SUPPLEMENTAL INFORMATION RELATING TO OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED) (Continued)

        The following table sets forth the changes in standardized measure of discounted future net cash flows relating to proved oil and gas reserves for the periods indicated.

Changes in Standardized Measure

Period ended March 31, 2011
Sales of oil and gas produced, net of production costs	$(397,915)
Purchases of minerals in place	11,457,772
Net changes in prices and production costs	1,342,075
Accretion of discount before income taxes	454,748
Changes in timing and other	421,314

Net change	$13,277,994

Period ended September 30, 2010
Sales of oil and gas produced, net of production costs	$—
Purchases of minerals in place	4,547,482
Net changes in prices and production costs	—
Accretion of discount before income taxes	—
Changes in timing and other	—

Net change	$4,547,482

* * * * *

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Vanguard Energy Corporation

        We have audited the accompanying statements of revenues and direct operating expenses of the Batson Dome Wells (the "Properties") which were acquired from C.F.O., Inc. by Vanguard Energy Corporation for the period from July 1, 2009 to December 31, 2009 and the period from January 1, 2010 to December 15, 2010. These statements are the responsibility of the Properties' management. Our responsibility is to express an opinion on these statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying statements referred to above were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission. The statements are not intended to be a complete presentation of the revenues and expenses for the Properties.

        In our opinion, the statements referred to above present fairly, in all material respects, the revenues and direct operating expenses of the Batson Dome Wells, which were acquired from C.F.O., Inc. by Vanguard Energy Corporation, for the period from July 1, 2009 to December 31, 2009 and the period from January 1, 2010 to December 15, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.
A Professional Corporation
Certified Public Accountants
Bellaire, Texas

May 5, 2011

Batson Dome Wells

Statements of Revenues and Direct Operating Expenses

Period from January 1, 2010 to December 15, 2010
and Period from July 1, 2009 to December 31, 2009

	Period from January 1, 2010 to December 15, 2010	Period from July 1, 2009 to December 31, 2009
Revenues
Oil and gas sales	$42,467	$26,750
Direct operating expenses:
Lease operating expenses	33,329	23,946
Production taxes	1,958	1,234

Total direct operating expenses	35,287	25,180

Excess of revenues over direct operating expenses	$7,180	$1,570

See accompanying notes to statements of revenues and direct operating expenses.

Batson Dome Wells

Notes to Statements of Revenues and Direct Operating Expenses

Period from January 1, 2010 to December 15, 2010
and Period from July 1, 2009 to December 31, 2009

Note 1. Basis of Presentation

        On December 16, 2010, Vanguard Energy Corporation ("Vanguard") acquired a ninety percent (90%) working interest in 10 acres in the Batson Dome Field, including two producing oil wells and three shut-in wells, from C.F.O., Inc.

        The accompanying statements present the revenues and direct operating expenses related to 100% of the working interests for these properties (the "Properties"). The Batson Dome Field is located in Hardin County, Texas approximately 50 miles northeast of Houston.

        Historical financial statements prepared in accordance with accounting principles generally accepted in the United States of America have never been prepared for the Properties. The accompanying statements of revenues and direct operating expenses related to the Properties were prepared from the historical accounting records of C.F.O., Inc.

        The statements of revenues and direct operating expenses present the activities for 100% of the working interest in the Properties accumulated through two acquisitions by C.F.O., Inc. on July 1, 2009 and November 18, 2010. Historical accounting records of owners of the working interests before C.F.O, Inc.'s acquisition on July 1, 2009 were not available.

        Certain indirect expenses, as further described in Note 3, were not allocated to the Properties and have been excluded from the accompanying statements. Any attempt to allocate these expenses would require significant and judgmental allocations, which would be arbitrary and may not be indicative of the performance of the Properties on a stand-alone basis.

        These statements of revenues and direct operating expenses do not represent a complete set of financial statements reflecting financial position, results of operations, stakeholders' equity and cash flows of the Properties and are not necessarily indicative of the results of operations for the Properties going forward.

Note 2. Significant Accounting Policies

        Use of Estimates.    Accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the amounts reported in the statements of revenues and direct operating expenses. Actual results could be different from those estimates.

        Revenue Recognition.    Revenue from oil and gas sales is recognized when sold. There were no significant imbalances with other revenue interest owners during any of the periods presented in these statements.

        Direct Operating Expenses.    Direct operating expenses, which are recognized on an accrual basis, relate to the direct expenses of operating the Properties. The direct operating expenses include lease operating, ad valorem tax and production tax expense. Lease operating expenses include lifting costs, well repair expenses, surface repair expenses, well workover costs and other field expenses. Lease operating expenses also include expenses directly associated with support personnel, support services, equipment, and facilities directly related to oil and gas production activities.

Batson Dome Wells

Notes to Statements of Revenues and Direct Operating Expenses (Continued)

Period from January 1, 2010 to December 15, 2010
and Period from July 1, 2009 to December 31, 2009

Note 3. Excluded Expenses

        The Properties were part of a larger enterprise prior to the date of the sale by C.F.O., Inc. to Vanguard. Indirect general and administrative expenses, interest, income taxes, and other indirect expenses were not allocated to the Properties and have been excluded from the accompanying statements. In addition, any allocation of such indirect expenses may not be indicative of costs which would have been incurred by the Properties on a stand-alone basis.

        Also, depreciation, depletion, and amortization have been excluded from the accompanying statements of revenues and direct operating expenses as such amounts would not be indicative of the depletion calculated on the Properties on a stand-alone basis.

Note 4. Supplemental Information relating to oil and gas producing activities (unaudited)

        Estimated Quantities of Proved Reserves.    Nova Resources, Inc., an independent engineering firm, prepared the estimates of the proved reserves, future production, and income attributable to the leasehold interests as of March 31, 2011. Estimates of Proved Reserves as of December 31, 2009 and 2010 were prepared by management using the report of Nova Resources, Inc. The estimated proved net recoverable reserves presented below include only those quantities that were expected to be commercially recoverable at prices and costs in effect at the balance sheet dates under the then existing regulatory practices and with conventional equipment and operating methods. Proved Developed Reserves represent only those reserves estimated to be recovered through existing wells. Proved Undeveloped Reserves include those reserves that may be recovered from new wells on undrilled acreage or from existing wells on which a relatively major expenditure for recompletion or secondary recovery operations is required. All of the Properties' Proved Reserves are located onshore in the continental United States of America.

        Discounted future cash flow estimates like those shown below are not intended to represent estimates of the fair value of oil and gas properties. Estimates of fair value should also consider unproved reserves, anticipated future oil and gas prices, interest rates, changes in development and production costs and risks associated with future production. Because of these and other considerations, any estimate of fair value is subjective and imprecise.

Batson Dome Wells

Notes to Statements of Revenues and Direct Operating Expenses (Continued)

Period from January 1, 2010 to December 15, 2010
and Period from July 1, 2009 to December 31, 2009

Note 4. Supplemental Information relating to oil and gas producing activities (unaudited) (Continued)

        The following table sets forth estimates of the proved oil and gas reserves (net of royalty interests) for the Properties and changes therein, for the periods indicated.

Estimated Quantities of Proved Reserves

Oil (Bbls)
July 1, 2009	—
Purchases of reserves in place	129,561
Production	(577)

December 31, 2009	128,984
Purchases of reserves in place	127,945
Production	(827)

December 15, 2010	256,102

        Standardized Measure of Discounted Future Net Cash Flows.    The Standardized Measure related to proved oil and gas reserves is summarized below. Future cash inflows were computed by applying a twelve month average of the first day of the month prices to estimated future production, less estimated future expenditures (based on year end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expense. Future income tax expenses are calculated by applying appropriate year-end tax rates to future pretax net cash flows, less the tax basis of properties involved. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value or the present value of the Properties.

Estimated Quantities of Proved Reserves

Oil (Bbls)
Proved developed reserves:
December 15, 2010	63,779
December 31, 2009	32,823
Proved undeveloped reserves:
December 15, 2010	192,323
December 31, 2009	96,162

Batson Dome Wells

Notes to Statements of Revenues and Direct Operating Expenses (Continued)

Period from January 1, 2010 to December 15, 2010
and Period from July 1, 2009 to December 31, 2009

Note 4. Supplemental Information relating to oil and gas producing activities (unaudited) (Continued)

Standardized Measure of Oil and Gas

December 15, 2010
Future cash inflows	$21,335,026
Future production costs	(2,634,504)
Future development costs	(2,750,000)
Future income taxes	(5,311,825)

Future net cash flows	10,638,697
Discount of future net cash flows at 10% per annum	(1,950,045)

Standardized measure of discounted future net cash flows	$8,688,652

December 31, 2009
Future cash inflows	$10,181,147
Future production costs	(1,270,786)
Future development costs	(1,375,000)
Future income taxes	(2,515,364)

Future net cash flows	5,019,997
Discount of future net cash flows at 10% per annum	(1,297,001)

Standardized measure of discounted future net cash flows	$3,722,996

        The following table sets forth the changes in standardized measure of discounted future net cash flows relating to proved oil and gas reserves for the periods indicated.

Changes in Standardized Measure

Period ended December 15, 2010
Sales of oil and gas produced, net of production costs	$(7,180)
Purchases of minerals in place	3,580,597
Net changes in prices and production costs	763,729
Accretion of discount before income taxes	372,300
Changes in timing and other	256,210

Net change	$4,965,656

Period ended December 31, 2009
Sales of oil and gas produced, net of production costs	$1,174
Purchases of minerals in place	2,439,538
Net changes in prices and production costs	1,526,945
Accretion of discount before income taxes	121,977
Changes in timing and other	(366,638)

Net change	$3,722,996

Vanguard Energy Corporation

Unaudited Pro Forma Statements of Revenues and Direct Operating Expenses

Introduction

        The following unaudited pro forma statements of revenues and direct operating expenses of Vanguard Energy Corporation ("Vanguard") reflect the historical results of Vanguard on a pro forma basis to give effect to the "Batson Dome Wells Acquisition". This transaction is described below.

        The Batson Dome Wells Acquisition.    On December 16, 2010, and in payment of $259,247 in cash, Vanguard acquired a ninety percent (90%) working interest in 10 acres adjacent to its existing 220 acres under lease in the Batson Dome Field, as well as a ninety percent (90%) working interest in two producing oil wells and three shut in wells located on the 10 acre lease. The leases and wells were acquired from C.F.O., Inc., a corporation controlled by Delton Drum, one of Vanguard's officers.

        The Batson Dome Wells are reflective of oil properties accumulated through two acquisitions by C.F.O., Inc. on July 1, 2009 and November 18, 2010. Historical accounting records of owners of the working interest in the properties before C.F.O, Inc.'s acquisition on July 1, 2009 were not available. The purchase price allocation for the Batson Dome Wells Acquisition has been reflected in the historical balance sheet of Vanguard as of March 31, 2011.

        The unaudited pro forma statements of revenues and direct operating expenses were derived from Vanguard's audited historical statements of operations for the six months ended March 31, 2011 and period July 19, 2010 (inception of development stage) through September 30, 2010.

        The unaudited pro forma statements of revenues and direct operating expenses should be read in conjunction with the accompanying notes and with the historical financial statements and related notes of Vanguard, found elsewhere in this prospectus.

        Vanguard's acquisition of the Batson Dome Wells was made using available cash on-hand and the acquired properties have been operated with Vanguard's existing staff and infrastructure. Hence, no provision has been made in the unaudited pro forma statements of revenues and direct operating expenses for indirect general and administrative expenses, interest, income taxes, and other indirect expenses.

        The pro forma adjustments to the historical statements of operations are based upon currently available information and certain estimates and assumptions. The actual effect of the transactions discussed in the accompanying notes ultimately may differ from the unaudited pro forma adjustments included herein. However, management believes that the assumptions utilized to prepare the pro forma adjustments provide a reasonable basis for presenting the significant effects of the transactions as currently contemplated and that the unaudited pro forma adjustments are factually supportable, give appropriate effect to the expected impact of events that are directly attributable to the transactions, and reflect those items expected to have a continuing impact on Vanguard.

        The unaudited pro forma statements of revenues and direct operating expenses of Vanguard are not necessarily indicative of the results that actually would have occurred if Vanguard had completed the Batson Dome Wells Acquisition on the date indicated or which could be achieved in the future due to the omission of various operating expenses. During the periods presented, the Batson Dome Wells Acquisition properties were not accounted for by C.F.O., Inc. as a separate entity. As such, certain costs, such as depreciation, depletion and amortization, accretion of asset retirement obligations, general and administrative expenses and interest expense were not allocated to the properties.

VANGUARD ENERGY CORPORATION

UNAUDITED PRO FORMA STATEMENT OF REVENUES
AND DIRECT OPERATING EXPENSES

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2010

	Vanguard Historical	Batson Dome Wells Acquisition(a)	Pro forma Adjustments		Pro forma
Revenues
Oil and gas sales	$—	$49,948	$(4,995	)(b)	$44,953
Direct operating expenses:
Lease operating expense	—	43,284	(4,328	)(b)	38,956
Production taxes	—	2,303	(230	)(b)	2,073

Total direct operating expenses	—	45,587	(4,558)		41,029

Excess of revenues over direct operating expenses	$—	$4,361	$(437)		$3,924

See accompanying notes to the unaudited pro forma statements of revenues and direct operating expenses.

VANGUARD ENERGY CORPORATION

UNAUDITED PRO FORMA STATEMENT OF REVENUES

AND DIRECT OPERATING EXPENSES

FOR THE SIX MONTHS ENDED MARCH 31, 2011

	Vanguard Historical	Batson Dome Wells Acquisition(a)	Pro forma Adjustments		Pro forma
Revenues
Oil and gas sales	$397,915	$8,022	$(802	)(b)	$405,135
Direct operating expenses:
Lease operating expense	76,123	3,258	(326	)(b)	79,055
Production taxes	18,013	370	(37	)(b)	18,346

Total direct operating expenses	94,136	3,628	(363)		97,401

Excess of revenues over direct operating expenses	$303,779	$4,394	$(439)		$307,734

See accompanying notes to the unaudited pro forma statements of revenues and direct operating expenses.

VANGUARD ENERGY CORPORATION

NOTES TO UNAUDITED PRO FORMA STATEMENT OF REVENUES
AND DIRECT OPERATING EXPENSES

Note 1. Basis of Presentation

        The unaudited pro forma statements of revenues and direct operating expenses of Vanguard were derived from its audited historical statements of operations for the six months ended March 31, 2011 and period July 19, 2010 (inception of development stage) through September 30, 2010. The purchase price allocation for the Batson Dome Wells Acquisition has been reflected in the historical balance sheet as of March 31, 2011.

        The Statements of Revenues and Direct Operating Expenses related to the Batson Field Wells Acquisition are reflective of the activities for 100% of the working interest in the properties. Vanguard acquired a ninety percent (90%) working interest in the properties. The remaining 10% working interest was retained by C.F.O., Inc. and is shown as a pro forma adjustment as discussed below.

        The unaudited pro forma statements of revenues and direct operating expenses reflect the retained 10% working interest in the properties by C.F.O., Inc. Vanguard acquired a ninety percent (90%) working interest in the properties.

        Vanguard's acquisition of the Batson Dome Wells was made using available cash on-hand and the acquired properties have been operated with Vanguard's existing staff and infrastructure. Hence, no provision has been made in the unaudited pro forma statements of revenues and direct operating expenses for indirect general and administrative expenses, interest, income taxes, and other indirect expenses.

Note 2. Pro Forma Adjustments and Assumptions

(a)
The "Batson Dome Wells Acquisition" column represents the Revenues and Direct Operating Expenses for 100% of the working interest in the properties acquired in the Batson Field Wells Acquisition, as described below:

•
The Batson Dome Wells Acquisition column for the six months ended March 31, 2011, includes the Revenues and Direct Operating Expenses related to the Batson Dome Wells for the period from October 1, 2010 to December 15, 2010 (the date the acquisition was completed); and

•
The Batson Dome Wells Acquisition columns for the fiscal year ended September 30, 2010 include the Revenues and Direct Operating Expenses related to the Batson Dome Wells Acquisition for the same periods.

(b)
Pro forma adjustment to reflect the retained 10% working interest in the properties by C.F.O., Inc. Vanguard acquired a ninety percent (90%) working interest in the Properties.

VANGUARD ENERGY CORPORATION

NOTES TO UNAUDITED PRO FORMA STATEMENT OF REVENUES
AND DIRECT OPERATING EXPENSES (Continued)

Note 2. Pro Forma Adjustments and Assumptions (Continued)

Reconciliation of Historical and Pro Forma Activity for the Period
from October 1, 2009 to September 30, 2010

	Historical Activity for Period from July 1, 2009 to December 31, 2009	Less: Period from July 1, 2009 to September 30, 2009	Add: Period from January 1, 2010 to December 15, 2010	Less: Period from October 1, 2010 to December 15, 2010	Pro Forma Amounts for Period from October 31, 2009 to September 30, 2010
Revenues
Oil and gas sales	$26,750	$(11,247)	$42,467	$(8,022)	$49,948
Direct operating expenses:
Lease operating expenses	23,946	(10,733)	33,329	(3,258)	43,284
Production taxes	1,234	(519)	1,958	(370)	2,303

Total direct operating expenses	25,180	(11,252)	35,287	(3,628)	45,587

Excess of revenues over direct operating expenses	$1,570	$5	$7,180	$(4,394)	$4,361

Reconciliation of Historical and Pro Forma Activity for
the Six Months Ended March 31, 2011

	Historical Activity for Period from January 1, 2010 to December 15, 2010	Less: Period from January 1, 2010 to September 30, 2010	Pro Forma Amounts for the Six Months Ended March 31, 2011
Revenues
Oil and gas sales	$42,467	$(34,445)	$8,022
Direct operating expenses:
Lease operating expenses	33,329	(30,071)	3,258
Production taxes	1,958	(1,588)	370

Total direct operating expenses	35,287	(31,659)	3,628

Excess of revenues over direct operating expenses	$7,180	$(2,786)	$4,394

(b)
Pro forma adjustment to reflect the retained 10% working interest in the properties by C.F.O., Inc. Vanguard acquired a ninety percent (90%) working interest in the Properties.

7,000,000 UNITS

PROSPECTUS

PAULSON INVESTMENT COMPANY, INC.

                                    , 2011

PART II

Information Not Required in Prospectus

Item 13.    Other Expenses of Issuance and Distribution.

        The following table shows the costs and expenses payable by the Company in connection with this registration statement.

SEC filing fee	$3,426
FINRA filing fee	3,803
Blue Sky fees and expenses	60,000
Underwriter's non-accountable expense allowance	283,500
Printing expenses	65,000
Legal fees and expenses	80,000
Accounting fees and expenses	50,000
Miscellaneous expenses	37,771

TOTAL	$583,500

        All expenses, other than the SEC and FINRA filing fees, are estimated.

Item 14.    Indemnification of Officers and Directors

        The Colorado Business Corporation Act provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

Item 15.    Recent Sales of Unregistered Securities.

Note Reference

        In July 2010 we sold 4,900,000 shares of our common stock to our officers and directors and other third parties at a price of $0.001 per share. During the three months ended September 30, 2010, 1,012,500 shares of our common stock were sold to a group of private investors at a price of $0.40 per share.

A

        Between October 2010 and December 2010, we sold 34 units to a group of private investors. The units were sold at a price of $100,000 per Unit. Each unit consisted of one promissory note in the principal amount of $100,000 and 50,000 Series A warrants. At any time after October 18, 2010, the Notes can be converted into shares of our common stock, initially at a conversion price of $1.00 per share. Each Series A warrant entitles the holder to purchase one share of our common stock at a price of $4.00 per share at any time on or before October 31, 2014. In connection with this private offering, we issued the placement agents warrants to purchase up to 963,322 shares of our common stock.

B

        In February and March 2011, we sold 1,500,000 units at a price of $1.00 per unit. Each unit consisted of one share of our common stock and one Series C warrant. Each Series C warrant allows the holder to purchase one share of our common stock at a price of $2.00 per share at any time on or before February 28, 2016. In connection with this private offering, we issued the placement agent warrants to purchase up to 150,000 shares of our common stock. The Placement Agent warrants are exercisable at a price of $1.20 per share at any time prior to February 28, 2016.

Note Reference
In March 2011, we issued 453,322 shares of our common stock to a placement agent upon the exercise of warrants which had an exercise price of $0.10 per share.	A

A.
We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were sophisticated investors and were provided full information regarding our business and operations. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these shares acquired them for their own accounts. The certificates representing these shares bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration. No commission or other form of remuneration was given to any person in connection with the issuance of these shares.

B.
We relied upon the exemption provided by Rule 506 of the Securities and Exchange Commission with respect to the issuance of these securities. The persons who acquired these securities were sophisticated investors and were provided full information regarding the Company. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts. The certificates representing these securities bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

Item 16.    Exhibits and Financial Statement Schedules

        The following exhibits are filed with this Registration Statement:

Exhibits
1.1	Form of Underwriting Agreement
3.1*	Articles of Incorporation
3.2*	Bylaws
4.1*	Form of Common Stock Certificate
4.2*	Form of Unit Certificate
4.3*	Form of Class A Warrant Certificate
4.5*	Form of Warrant Agreement
4.6*	Form of Representative's Warrant
4.7*	Non-Qualified Stock Option Plan
5	Opinion of Counsel
10.1*	Purchase Agreement between C.F.O., Inc. and Vanguard Energy Corporation
10.2*	Purchase Agreement between Sidekick Xploration, LLC and Enecor, Inc.
10.3*	Assignment between C.F.O., Inc. and Vanguard Energy Corporation
10.4*	Employment Agreement with Warren Dillard
10.5*	Employment Agreement with R. Gerald Bailey
10.6*	Employment Agreement with Steven Powers
10.7*	Farmout Agreement with Claire Oil & Gas, Inc.

Exhibits
10.8*	Operating Agreement with C.F.O, Inc.
10.9*	Farmout Agreement with Exxon/Mobil
10.10	Form of Convertible Note
14*	Code of Ethics
21	Subsidiaries
23.1	Consent of Hart & Trinen
23.2	Consent of Briggs & Veselka Co.
23.3	Consent of Nova Resource, Inc.
99	Oil and Gas Reserve Report

*
Previously Filed

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section l0 (a)(3) of the Securities Act:

           (ii)  To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

            (i)

            (A)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

            (B)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (ii)  If the registrant is relying on Rule 430B:

            (A)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

            (B)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

          (iii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

        The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

           (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

          (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (6)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt deliver to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on the 28th day of July, 2011.

VANGUARD ENERGY CORPORATION
By:	/s/ WARREN M. DILLARD Warren M. Dillard, President and Chief Executive Officer

POWER OF ATTORNEY

        The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

        In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ WARREN M. DILLARD Warren M. Dillard	Chief Executive, Financial and Accounting Officer and Director	July 28, 2011
/s/ GERALD BAILEY Gerald Bailey	Director	July 28, 2011
/s/ STEVEN M. POWERS Steven M. Powers	Director	July 28, 2011
/s/ RICK A. WILBER Rick A. Wilber	Director	July 28, 2011
John P. Barton	Director

EXHIBIT INDEX

Exhibits
1.1	Form of Underwriting Agreement
3.1*	Articles of Incorporation
3.2*	Bylaws
4.1*	Form of Common Stock Certificate
4.2*	Form of Unit Certificate
4.3*	Form of Class A Warrant Certificate
4.5*	Form of Warrant Agreement
4.6*	Form of Representative's Warrant
4.7*	Non-Qualified Stock Option Plan
5	Opinion of Counsel
10.1*	Purchase Agreement between C.F.O., Inc. and Vanguard Energy Corporation
10.2*	Purchase Agreement between Sidekick Xploration, LLC and Enecor, Inc.
10.3*	Assignment between C.F.O., Inc. and Vanguard Energy Corporation
10.4*	Employment Agreement with Warren Dillard
10.5*	Employment Agreement with R. Gerald Bailey
10.6*	Employment Agreement with Steven Powers
10.7*	Farmout Agreement with Claire Oil & Gas, Inc.
10.8*	Operating Agreement with C.F.O, Inc.
10.9*	Farmout Agreement with Exxon/Mobil
10.10	Form of Convertible Note
14*	Code of Ethics
21	Subsidiaries
23.1	Consent of Hart & Trinen
23.2	Consent of Briggs & Veselka Co.
23.3	Consent of Nova Resource, Inc.
99	Oil and Gas Reserve Report

*
Previously Filed